CIT GROUP INC.
505 Fifth Avenue
New York, NY 10017

April 4, 2007

Dear Stockholder:

        You are cordially invited to attend our Annual Meeting of Stockholders on Tuesday, May 8, 2007, at 11:00 a.m., Eastern time, at our corporate campus at 1 CIT Drive, Livingston, New Jersey 07039.

        The notice of meeting and proxy statement following this letter describe the business to be transacted. You are asked to elect your Board of Directors for the upcoming year and ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors.

        In addition to the formal items of business to be brought before the meeting, I will report on our business and respond to stockholder questions.

        Whether or not you are personally able to attend the Annual Meeting, please complete, sign, and date the enclosed proxy card and return it in the enclosed postage paid envelope as soon as possible, or follow the enclosed instructions to vote electronically. Your vote is very important. Submitting your vote by proxy will not limit your right to attend the meeting and vote in person.

        Thank you for your continued support of CIT. We look forward to seeing you on May 8th.

Sincerely yours, Jeffrey M. Peek Chairman and Chief Executive Officer

CIT GROUP INC.
505 Fifth Avenue
New York, NY 10017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2007

TO OUR STOCKHOLDERS:

        The Annual Meeting of Stockholders of CIT Group Inc. will be held at the corporate campus of CIT, 1 CIT Drive, Livingston, New Jersey 07039, on Tuesday, May 8, 2007 at 11:00 a.m., Eastern time, for the following purposes:

1. to elect 10 directors to serve for one year or until the next annual meeting of stockholders; and

2. to ratify the appointment of PricewaterhouseCoopers LLP as CIT’s independent auditors for 2007.

The CIT Board of Directors has fixed the close of business on March 19, 2007 as the record date for determining holders of CIT common stock entitled to notice of and to vote at the meeting.

        You are cordially invited to attend the meeting. Whether or not you are personally able to attend the meeting, please complete, sign, date, and return the accompanying proxy card, or cast your vote electronically, as soon as possible.

By Order of the Board of Directors, Robert J. Ingato Executive Vice President, General Counsel and Secretary

New York, New York
April 4, 2007

YOUR VOTE IS IMPORTANT.
PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD.

CIT GROUP INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

We are mailing this proxy statement, form of proxy and voting instructions starting April 4, 2007.

Who is soliciting my vote?

The Board of Directors of CIT Group Inc. is soliciting your vote for our 2007 Annual Meeting of Stockholders.

What will I vote on?

You are being asked to vote on:

•	The election of 10 directors for a one year term; and
•	The ratification of the selection of our independent auditors for 2007.

What is the record date for the Annual Meeting?

The record date is the close of business on March 19, 2007. The record date is used to determine those stockholders who are entitled to vote at the Annual Meeting and at any adjournment or postponement thereof.

How many votes can be cast by all stockholders?

A total of 192,486,419 votes may be cast on each matter presented, consisting of one vote for each share of CIT common stock, par value $0.01 per share, which was outstanding on the record date. CIT’s common stock is listed on the New York Stock Exchange (“NYSE”), and CIT is subject to the NYSE’s rules and regulations.

There is no cumulative voting.

How many votes must be present to hold the Annual Meeting?

A quorum of a majority of the votes that may be cast, or 96,243,210 votes, must be present in person or represented by proxy to hold the Annual Meeting. We urge you to vote by proxy even if you plan to attend the meeting. That will help us know as soon as possible that enough votes will be present to hold the meeting. In determining whether a quorum exists, we will include in the count shares represented by proxies that reflect abstentions and shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and that are not voted by that broker or nominee).

How do I vote?

You may vote at the Annual Meeting in person or by proxy.

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote by mail using the enclosed proxy card, by telephone, on the Internet, or by attending the meeting and voting in person, as described below.

If you hold your shares in street name (that is, you hold your shares through a broker, bank or other holder of record), please refer to the information on the voting instruction form forwarded to you by your bank, broker or other holder of record to see which voting options are available to you.

Vote by Mail

If you choose to vote by mail, simply mark, sign and date your proxy card and return it in the enclosed postage pre-paid envelope.

Vote by Telephone

You can vote by calling the toll-free number on your proxy card or voting instruction form.

Vote on the Internet

You can also choose to vote on the internet. The website and directions for internet voting are on your proxy card or voting instruction form.

Vote at the Annual Meeting

If you want to vote in person at the Annual Meeting and you are a holder of record, you must register with the Inspector of Election at the Annual Meeting and produce valid identification. If you want to vote in person at the Annual Meeting and you hold your shares in street name, you must obtain an additional proxy from your bank, broker or other holder of record authorizing you to vote. You must bring this proxy to the Annual Meeting, present it to the Inspector of Election, and produce valid identification.

How many votes will be required to elect a director or to adopt the proposal?

•	To elect directors to the Board, a plurality of the votes cast at the Annual Meeting is required. A plurality means that the ten nominees receiving the largest number of votes cast will be elected.
•	To ratify the selection of our independent auditors, a majority of the shares represented at the Annual Meeting and entitled to vote is required.

Can a director be elected without receiving votes from a majority of the shares outstanding?

A director can be elected by a plurality of the votes cast, meaning that the ten nominees who receive the most votes “for” will be elected, even if it is less than a majority of the total shares outstanding. However, under our Corporate Governance Guidelines, if the election for directors is uncontested, meaning that the only nominees are those recommended by the Board, then any nominee for director who receives a greater number of votes “withheld” than votes “for” his or her election must promptly tender his or her resignation to the Chairman of the Board. The Nominating and Governance Committee will promptly consider the resignation submitted by such director and will recommend to the Board of Directors whether to accept such resignation. The Board will act on the recommendation of the Nominating and Governance Committee no later than 90 days following the date of the Annual Meeting. See “CIT’s Corporate Governance — Majority Voting for Directors”.

Can I change or revoke my proxy?

Yes, you may change your vote or revoke your proxy at any time before it is exercised. To do so, you should:

•	Send in a new proxy card with a later date;
•	Send a written revocation to the Corporate Secretary;
•	Cast a new vote by telephone or internet; or
•	Attend the Annual Meeting and vote in person.

Written revocations of a prior vote must be sent by mail to the Secretary of CIT at our address shown above, or by delivering a duly executed proxy bearing a later date. If you attend the Annual Meeting and vote in person, your vote will revoke any previously submitted proxy. If you hold your shares in street name, you must contact your broker if you wish to change your vote.

What if I do not indicate my vote for one or more of the matters on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted “for” each of the ten nominees named in “Proposal 1, Election of Directors” and “for” the other proposal.

What if I withhold my vote or I vote to abstain?

In the election of directors, you can vote for the ten directors named on the proxy card, or you can indicate that you are withholding your vote from one or more of the directors. Withheld votes will not affect the vote on the election of directors, unless a director receives more votes withheld than votes for.

In connection with the proposal to ratify the selection of our independent auditors, you may vote for or against the proposal, or you may abstain from voting on the proposal. Abstentions on the proposal to ratify the selection of our independent auditors will have the same effect as a vote against the proposal.

What happens if I do not vote?

If you are a holder of record and you do not vote shares held in your name, those shares will not be voted.

If you hold your shares in street name with a broker who is a member of the NYSE and do not instruct your broker as to how to vote your shares, your broker can vote your shares on the election of directors and the ratification of the selection of our independent auditor in your broker’s discretion. A member broker of the NYSE may not under NYSE rules vote on matters that are not routine if the beneficial owner has not provided the broker with voting instructions.

If your broker votes your shares on some, but not all, of the proposals, the votes will be “broker non-votes” for any proposal on which they are not voted. Broker non-votes will have no effect on the election of

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directors or on the ratification of the selection of the independent auditor. Brokers who are members of the National Association of Securities Dealers, Inc. may vote shares held by them in nominee name if they are permitted to do so under the rules of any national securities exchange to which they belong.

Will my vote be confidential?

Yes. We have a policy of confidentiality in the voting of stockholder proxies. Individual stockholder votes are kept confidential, unless disclosure is: (i) necessary to meet legal requirements or to assert or defend claims for or against CIT or (ii) made during a contested proxy solicitation, tender offer, or other change in control situations.

What if there is voting on other matters?

Our By-Laws provide that business may be transacted at the Annual Meeting only if it is (a) stated in the Notice of Annual Meeting, (b) proposed at the direction of our Board, or (c) proposed by any CIT stockholder who is entitled to vote at the Annual Meeting and who has complied with the notice procedures in our By-Laws. The deadline for any stockholder to notify us of any proposals was February 9, 2007, and we did not receive any notifications.

What was the deadline for stockholders to notify us of proposals for the 2007 Annual Meeting of Stockholders?

The deadline for submitting stockholder proposals for the 2007 Annual Meeting for inclusion in the Proxy Statement was December 4, 2006. The deadline for submitting stockholder proposals for the 2007 Annual Meeting for inclusion on the agenda was February 9, 2007.

What is the deadline for stockholders to notify us of proposals for the 2008 Annual Meeting of Stockholders?

The deadline for submitting stockholder proposals for the 2008 Annual Meeting for inclusion in the Proxy Statement is December 4, 2007. The deadline for submitting stockholder proposals for the 2008 Annual Meeting for inclusion on the agenda is February 8, 2008.

Will a representative of the Company’s independent registered public accounting firm be present at the Annual Meeting?

Yes, a representative of PricewaterhouseCoopers LLP will attend the Annual Meeting and can answer questions that you may have. The representative will also have the opportunity to make a statement, if PricewaterhouseCoopers LLP desires to do so. The Board of Directors has approved the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2007, subject to ratification by stockholders.

Will the directors attend the Annual Meeting?

Yes. Our Corporate Governance Guidelines provide that directors are expected to attend the Annual Meeting. In addition, a Board meeting is scheduled immediately following the Annual Meeting. At the 2006 Annual Meeting of Stockholders, 8 of the 9 nominees for director who were on the Board at that time were present.

How can I attend the Annual Meeting?

Only stockholders as of the record date, March 19, 2007 (or their proxy holders), may attend the Annual Meeting. If you plan to attend the Annual Meeting or appoint someone to attend as your proxy, please check the box on your proxy card. If you are voting by telephone or internet, follow the instructions provided to indicate that you or your proxy holder plan to attend. You or your proxy holder will then need to show photo identification at the stockholders’ admittance desk to gain admittance to the Annual Meeting.

If you do not inform us in advance that you plan to attend the Annual Meeting, you will need to bring with you:

•	Photo identification, and
•	If you hold your shares in street name, proof of ownership of your shares as of the record date, such as a letter or account statement from your broker or bank.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

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Do any stockholders beneficially own more than 5% of our common stock?

Yes. According to public filings, as of December 31, 2006, there was one holder that beneficially owned more than 5% of our common stock: Barclays Global Investors, NA.

How can I review the list of stockholders eligible to vote?

A list of stockholders as of the record date will be available at our offices at 505 Fifth Avenue, New York, New York 10017 from April 27, 2007 to the date of the Annual Meeting for inspection and review by any stockholder. We will also make the list available at the Annual Meeting.

Who will pay the expenses incurred in connection with the solicitation of my vote?

CIT pays the cost of preparing proxy materials and of soliciting your vote. We have not retained any party to assist us in this proxy solicitation. Proxies may be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person. We also may pay brokers, nominees, fiduciaries, and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions.

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PROPOSAL 1

ELECTION OF DIRECTORS

        Our full Board of Directors met 10 times during 2006. The Audit Committee met 9 times, the Compensation Committee met 8 times, and the Nominating and Governance Committee met 5 times during 2006. All of the nominees listed below attended at least 75% of the aggregate of the meetings of the Board and of any committee on which he or she served (or for those directors who first joined the Board in 2006, held during the periods that he or she served). In addition, in accordance with our Corporate Governance Guidelines, 8 of the 9 nominees for director who were on the Board at that time attended our 2006 Annual Meeting.

        The directors elected at the Annual Meeting will each serve for a term of one year, or until the next annual meeting of stockholders. Should any nominee become unavailable for election, the Board may designate another nominee, in which case the persons acting under duly executed proxies will vote for the election of the replacement nominee. Management is not aware of any circumstances likely to render any nominee unavailable. Election of directors will be by a plurality of the votes cast.

        The following individuals are the ten nominees for election as directors at the Annual Meeting. The information below includes each nominee’s age as of February 15, 2007 and business experience during the past five years, and was provided to CIT by the nominees. CIT knows of no family relationship among the nominees. Certain directors may also be directors or trustees of privately held businesses or not-for-profit entities that are not referred to below.

Nominees

Name	Age	Principal Occupation
Jeffrey M. Peek	59	Chairman and Chief Executive Officer of CIT
Gary C. Butler	60	President and Chief Executive Officer of
		Automatic Data Processing, Inc.
William M. Freeman	54	Chairman of Motient Corp.
Susan Lyne	56	President and Chief Executive Officer of
		Martha Stewart Living Omnimedia, Inc.
Marianne Miller Parrs	62	Executive Vice President & Chief Financial
		Officer of International Paper Company
Timothy M. Ring	49	Chairman and Chief Executive Officer of C.R. Bard, Inc.
John R. Ryan	61	Chancellor, State University of New York
Seymour Sternberg	63	Chairman of the Board and Chief Executive Officer
		of New York Life Insurance Company
Peter J. Tobin	62	Retired Special Assistant to the President of
		St. John’s University
Lois M. Van Deusen	67	Managing Partner of McCarter & English, LLP

        Jeffrey M. Peek has served as Chief Executive Officer since July 2004 and as Chairman of the Board of Directors of CIT since January 1, 2005. Mr. Peek joined CIT as President and Chief Operating Officer and as a director in September 2003. Previously, Mr. Peek was Vice Chairman of Credit Suisse First Boston LLC and was responsible for the firm’s Financial Services Division, including Credit Suisse Asset Management, Pershing and Private Client Services. He was on the Group Executive Board of Credit Suisse Group as well as a member of CSFB’s Executive Board and Operating Committee. Prior to joining CSFB in 2002, Mr. Peek was with Merrill Lynch since 1983, where he rose to the level of Executive Vice President of Merrill Lynch & Co., Inc. and was President of Merrill Lynch Investment Managers. He also served on the Executive Management Committee of Merrill Lynch & Co. Mr. Peek is also a member of the Board of Directors of Freddie Mac.

        Gary C. Butler has served as a director of CIT since February 2004. Mr. Butler has served as President and Chief Executive Officer of Automatic Data Processing, Inc. (“ADP”) since August 31, 2006 and as President and Chief Operating Officer since 1998. Previously, Mr. Butler served as Group President, Employer Services at ADP since 1995, as President of ADP’s Dealer Services Division since 1989, and in a number of other executive and management positions at ADP since 1975. Mr. Butler

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is a director of ADP and Liberty Mutual Corporation. He is also a member of the Board of the American Heart Association of Northern New Jersey and is active with the American Heart Association in Essex County, New Jersey.

        William M. Freeman has served as a director of CIT since July 2003. Mr. Freeman was elected to the Board of Motient Corp. on February 5, 2007, and Chairman of Motient on March 15, 2007, and was elected Chairman of TerreStar Networks, Inc., a majority owned subsidiary of Motient, on January 25, 2007. Previously, Mr. Freeman served as Chief Executive Officer and Director of Leap Wireless International, Inc. from May 2004 to February 2005 and as President of the Public Communications Group of Verizon Communications Inc. from 2000 to February 2004. Mr. Freeman also served as President and Chief Executive Officer of Bell Atlantic-New Jersey from 1998 to 2000, President and Chief Executive Officer of Bell Atlantic- Washington, D.C. from 1994 to 1998, and in a number of other executive and management positions at Verizon since 1974. Mr. Freeman serves on the Board of Trustees of Drew University and the Board of Directors of Junior Achievement Worldwide. Mr. Freeman is also a director of VAC Holding, Inc., a privately held communications company.

        Susan Lyne has served as a director of CIT since October 2006. Ms. Lyne has served as President and Chief Executive Officer of Martha Stewart Living Omnimedia, Inc. since November 2004. Prior to joining Martha Stewart Living, Ms. Lyne served in various positions at Walt Disney Company including President, ABC Entertainment from 2002 to 2004, Executive Vice President, Movies & Miniseries, ABC Entertainment from 1998 to 2002 and Executive Vice President, Acquisition, Development & New Business, Walt Disney Motion Picture Group, 1996 to 1998. Prior to Walt Disney Company, she worked for News Corporation Ltd. for approximately nine years as Founder, Editor in Chief & Publication Director, Premier Magazine.

        Marianne Miller Parrs has served as a director of CIT since January 2003. She has served as Executive Vice President and Chief Financial Officer of International Paper Company since November 2005 and as interim Chief Financial Officer since May 2005. Ms. Parrs also has served as Executive Vice President with responsibility for Information Technology, Global Sourcing, Global Supply Chain – Delivery, a major supply chain project, and Investor Relations since 1999. From 1995 to 1999, Ms. Parrs served as Senior Vice President and Chief Financial Officer of International Paper. Previously, she served in a number of other executive and management positions at International Paper since 1974, and was a security analyst at a number of firms prior to joining International Paper Company. On March 8, 2007, International Paper Company announced that Ms. Parrs intends to retire at the end of 2007. Ms. Parrs also serves on the Board of Liaison Technologies (formerly Forest Express), a private e-business company that provides real time transactions network (EDI/XML) and product information solutions.

        Timothy M. Ring has served as a director of CIT since January 2005. Mr. Ring has served as Chairman and Chief Executive Officer of C.R. Bard, Inc. since August 2003. Previously, he served as Group President from April 1997 to August 2003, as Group Vice President from December 1993 to April 1997, and Corporate Vice President – Human Resources from June 1992 to December 1993. Prior to joining C.R. Bard in 1992, Mr. Ring served in a number of executive and management positions at Abbott Laboratories.

        Vice Admiral John R. Ryan has served as a director of CIT since July 2003. Mr. Ryan has served as Chancellor of the State University of New York since June 2005. Previously, Mr. Ryan served as President of the State University of New York Maritime College since June 2002, and also served as the Interim President of the State University of New York at Albany from February 2004 until February 2005. On March 7, 2007, Mr. Ryan announced that he intends to resign as Chancellor at the end of May 2007 to become the President and Chief Executive Officer of the Center for Creative Leadership in Greensboro, North Carolina. From 1998 to 2002, Mr. Ryan was Superintendent of the U.S. Naval Academy. Mr. Ryan served in the U.S. Navy from 1967 to July 2002, including as Commander of the Fleet Air Mediterranean in Naples, Italy from 1995 to 1998, Commander of the Patrol Wings for the U.S. Pacific Fleet in Pearl Harbor from 1993 to 1995, and Director of Logistics for the U.S. Pacific Command in Aiea, Hawaii from 1991 to 1993. Mr. Ryan is also a director of Cablevision Systems Corp. and the Center for Creative Leadership.

        Seymour Sternberg has served as a director of CIT since December 2005. Mr. Sternberg has served as Chairman of the Board and Chief Executive Officer of New York Life Insurance Company since

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April 1997. Mr. Sternberg joined New York Life as a Senior Vice President in 1989, and held positions of increasing responsibility, including Executive Vice President, Vice Chairman, and President and Chief Operating Officer. In 1999, Mr. Sternberg was appointed by the President of the United States, and served through 2002, as one of three U.S. representatives to the Asia-Pacific Economic Cooperation (APEC) Business Advisory Council (ABAC). Mr. Sternberg serves on the Board of Express Scripts, Inc., a pharmacy benefits manager. He is a member of the Council on Foreign Relations and the Business Roundtable, serving on its Task Forces on International Trade and Investment, Security and Fiscal Policy, and is a member of the boards of the U.S. Chamber of Commerce, New York-Presbyterian Hospital, Northeastern University and the Hackley School.

        Peter J. Tobin has served as a director of CIT since July 1, 2002, and previously from May 1984 to June 1, 2001. Mr. Tobin retired from St. John’s University in May 2005, after serving as Special Assistant in Corporate Relations and Development to the President of St. John’s University since September 2003, and previously as Dean of the Peter J. Tobin College of Business at St. John’s University since August 1998. From March 1996 to December 1997, Mr. Tobin was Chief Financial Officer of The Chase Manhattan Corporation. From January 1992 to March 1996, Mr. Tobin served as Chief Financial Officer of Chemical Banking Corporation, a predecessor of The Chase Manhattan Corporation, and prior to that he served in a number of executive positions at Manufacturers Hanover Corporation, a predecessor of Chemical Banking Corporation. He is also a director of AXA Financial, Alliance Berstein Corporation, a subsidiary of AXA Financial that manages mutual funds, and H.W. Wilson, a publishing company.

        Lois M. Van Deusen has served as a director of CIT since January 2003. Ms. Van Deusen is the Managing Partner of McCarter & English, LLP, a regional law firm based in Newark, New Jersey, and is a partner in the Real Estate Department. Ms. Van Deusen joined McCarter & English in 1978 and was named a partner in 1986. Additionally, Ms. Van Deusen sits on the Boards of Habitat for Humanity Newark, Inc., Legal Services of New Jersey, Inc., and New Jersey Institute for Social Justice, Inc.

        The Board of Directors recommends a vote “For” each of the nominees for director.

Retiring Director

        At the time of our Annual Meeting, Hon. Thomas H. Kean, who has served as a director since July 1, 2002, and previously from November 1999 to June 1, 2001, will have reached the mandatory retirement age set forth in our Corporate Governance Guidelines and will not stand for reelection. We would like to thank Gov. Kean for his dedicated service to CIT since our initial public offering in 2002 and during our prior period as a publicly traded company.

CIT’S CORPORATE GOVERNANCE

Independence of Directors

        Our Corporate Governance Guidelines require that a substantial majority of the Board shall be composed of directors who meet the independence criteria established by the NYSE. For a director to be considered independent, the Board must affirmatively determine that the director has no material relationship with CIT (either directly or as a partner, stockholder, or officer of an organization that has a relationship with CIT). In making its determination, the Board considers all relevant facts and circumstances, both with respect to the director and with respect to any persons or organizations with which the director has an affiliation. The Board considers the following criteria, among others, in determining whether a director qualifies as independent:

•	The director cannot have been an employee, or have an immediate family member who was an executive officer, of CIT during the preceding three years;
•	The director cannot receive, or have an immediate family member who has received, more than $100,000 per year in direct compensation from CIT, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service) during the preceding three years;
•	The director cannot be affiliated with or employed by, or have an immediate family member who was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of CIT during the preceding three years;

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•	The director cannot be employed, or have an immediate family member who was employed, as an executive officer of another company if any of CIT’s executives have served on that company’s compensation committee during the preceding three years; and
•	The director cannot be an executive officer or an employee, or have an immediate family member who was an executive officer, of a company that made payments to or received payments from CIT for property or services in an amount per year in excess of the greater of $1 million or 2% of such company’s consolidated gross revenues during the preceding three years.

        On an annual basis, each director is asked to complete a questionnaire regarding his or her relationships with CIT. For purposes of determining the impact of payments to or from CIT for property or services on director independence, we do not include payments made in the ordinary course of business, such as for utilities, or payments for property or services awarded as a result of a competitive bid. In addition to the above criteria, the Nominating and Governance Committee reviews all of CIT’s charitable contributions in any calendar year that exceed the lesser of $25,000 or 2% of the charity’s annual consolidated gross revenues to an organization with which a director is affiliated to consider the contribution’s potential impact on the applicable director’s independence.

        Except for Mr. Peek, our CEO, the Board has determined that all of the directors are independent under the criteria established by the New York Stock Exchange and CIT’s Corporate Governance Guidelines. In making this determination, the Board considered that ADP, whose President and Chief Executive Officer is Mr. Butler, and New York Life Insurance Company, whose Chairman and Chief Executive Officer is Mr. Sternberg, each provide services to CIT. The Board determined that Messrs. Butler and Sternberg are each independent, notwithstanding the services provided to CIT by their respective principal employers, because the services are arms-length transactions provided in the ordinary course of business, the fees payable are less than 2% of the consolidated gross revenues for each of the last 3 years for each of CIT and the respective service providers, and, in the case of Mr. Sternberg, the contracts were awarded pursuant to a competitive bid process.

        The independent directors meet in executive session during each regularly scheduled meeting of the Board. The Board elected Mr. Tobin as Lead Director and, in such capacity, he presides at executive sessions of the independent directors, reviews and provides input with respect to the agenda for Board meetings and coordinates communications between the Board and the CEO. A current copy of the Corporate Governance Guidelines is available on our website at http://www.cit.com/main/about-cit/corporate-governance/board-committees.htm, or a hard copy is available by written request to our General Counsel and Secretary, 1 CIT Drive, Livingston, New Jersey 07039. The Corporate Governance Guidelines were adopted by the Board on January 21, 2004 and last amended on December 11, 2006.

Majority Voting for Directors

        Under Delaware law and our By-Laws, a director can be elected by a plurality of the votes cast, meaning that the ten nominees who receive the most votes “for” will be elected, even if it is less than a majority of the shares voted. However, under our Corporate Governance Guidelines, if the election for directors is uncontested, meaning that the only nominees are those recommended by the Board, then any nominee for director who receives a greater number of votes “withheld” than votes “for” his or her election must promptly tender his or her resignation to the Chairman of the Board. The Nominating and Governance Committee will promptly consider the resignation submitted by such director and will recommend to the full Board whether to accept such resignation. The Nominating and Governance Committee will consider all factors that it deems relevant in making its recommendation, including the stated reasons why stockholders “withheld”votes, the length of service and qualifications of the director, the director’s contributions to CIT, and CIT’s Corporate Governance Guidelines.

        The Board will act on the recommendation of the Nominating and Governance Committee no later than 90 days following the date of the stockholders’ meeting at which the election occurred. The Board will consider the factors considered by the Nominating and Governance Committee and such other information as the Board deems relevant. We will promptly disclose the Board’s decision whether to accept the resignation as tendered, and provide a full explanation of the process by which the decision was reached and, if applicable, the reasons the Board rejected the tendered resignation, in a Form 8-K filed with the Securities and Exchange Commission.

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        Any director who tenders his or her resignation under this procedure will not participate in the recommendation of the Nominating and Governance Committee or the Board’s consideration whether to accept the tendered resignation. If a majority of the members of the Nominating and Governance Committee have tendered their resignation, then the independent directors on the Board who have not tendered their resignation will appoint a Board committee from amongst themselves, which may include some or all remaining independent members of the Board, solely for the purpose of considering the tendered resignations and recommending to the Board whether to accept them.

Board Committees

        During 2006, our Board maintained an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The Audit Committee and the Nominating and Governance Committee are each comprised of three directors, and the Compensation Committee is comprised of four directors. Each director serving on any of the Committees is independent as defined by the NYSE and applicable law. Current copies of the written charter of each committee are available on our website at http;//www.cit.com/main/about-cit/corporate-governance/board-committees.htm.

Audit Committee

        The Audit Committee conducts its duties consistent with a written charter. Its duties include:

•	Monitoring the integrity of our financial accounting and reporting process and systems of internal controls, including reviewing our annual report on Form 10-K and quarterly reports on Form 10-Q prior to filing with the SEC;
•	Reviewing our corporate compliance policies and monitoring compliance with our Code of Business Conduct and other compliance policies, including reviewing any significant case of employee conflict of interest or misconduct;
•	Reviewing the budget, plan and activities of the Internal Audit Department and the performance of the Director of Internal Audit;
•	Monitoring the independence of the independent auditors, including approving in advance all audit and non-audit engagements;
•	Retaining and determining the compensation of the independent auditors; and
•	Reporting to our Board as appropriate.

        Peter J. Tobin (Chairman), Marianne Miller Parrs, and Seymour Sternberg serve as members of the Audit Committee. The charter for our Audit Committee complies with NYSE requirements and applicable law. The Board adopted the charter on October 22, 2003 and last amended it on July 17, 2006. The Board has determined that Mr. Tobin and Ms. Parrs each meets the standard of “Audit Committee Financial Expert”, as defined by the rules of the Securities and Exchange Commission, and that each member of the Audit Committee is independent from management and financially literate as defined by the NYSE listing standards.

Compensation Committee

        The Compensation Committee evaluates, oversees and approves the compensation and benefits policies for our executive officers. It conducts its duties consistent with a written charter, assists our Board in fulfilling its responsibilities for overseeing the compensation of our executive officers and is responsible for the following:

•	Approving corporate goals and objectives relevant to CEO compensation and evaluating the CEO’s performance in light of such goals and objectives;
•	Recommending to the Board the compensation and benefits for the CEO;
•	Setting compensation for executive officers other than the CEO, after consideration of the CEO’s recommendations;
•	Maintaining compensation practices that are consistent with applicable market standards and compliant with applicable regulatory requirements;
•	Recommending to the Board the approval, amendment and termination of any of our plans that permit awards of our common stock;
•	Approving significant amendments to the retirement plans, severance plans, deferred compensation plans or any other compensation or benefit plans in which our executive officers participate;
•	Overseeing our policies on structuring compensation programs for executive officers to preserve tax deductibility and to establish and certify, as and when required, the attainment of performance goals pursuant to the U.S. tax code;
•	Discussing and reviewing with management disclosure regarding compensation and benefit matters and the Compensation Discussion and

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Analysis (“CD&A”) in the annual proxy statement, and recommending to the full Board whether the CD&A should be included in the annual proxy statement; and
•	Producing the Compensation Committee Report for inclusion in our annual proxy statement or in our Annual Report filed on Form 10-K, in accordance with applicable regulations.

        As discussed below, director compensation is recommended by the Nominating and Governance Committee and approved by the Board.

        Our CEO recommends to the Compensation Committee the compensation for all of our other executive officers. The Compensation Committee reviews and considers the CEO’s recommendations in its approval of our executive officers’ annual salary, bonus and equity awards. The Compensation Committee has delegated to the CEO, within limits approved annually by the Compensation Committee, the responsibility of allocating non-equity and equity incentive awards to plan participants other than our executive officers.

        A written charter governs the compensation decisions and operations of the Compensation Committee. The Board approved and adopted the charter on January 21, 2004 and last amended it on December 11, 2006. The Compensation Committee periodically reviews its charter and conducts self-assessments to determine if it functions effectively.

        The Compensation Committee has engaged the consulting firm Towers Perrin to advise the Compensation Committee on all matters relating to the compensation of our executive officers. The Compensation Committee directly retained Towers Perrin and allows Towers Perrin to provide additional services for the Company, but only upon the Compensation Committee’s prior approval. In addition, the Compensation Committee retained separate legal counsel to represent it in connection with the renewal and negotiation in 2006 of Mr. Peek’s employment agreement. The terms of Mr. Peek’s employment agreement are discussed under the heading “Employment Agreements” later in this Proxy Statement.

        Hon. Thomas H. Kean (Chairman), William M. Freeman, Susan Lyne, and Timothy M. Ring serve as members of the Compensation Committee. Pursuant to our mandatory retirement policy, Gov. Kean will not stand for reelection to the Board at CIT’s 2007 Annual Meeting.

Nominating and Governance Committee

        The Nominating and Governance Committee conducts its duties consistent with a written charter, which duties include:

•	Identifying and recommending qualified candidates to fill positions on the Board and its committees;
•	Recommending to the Board the compensation and benefits for directors (other than directors who are also employees of CIT);
•	Overseeing the evaluation of the structure, duties, size, membership and functions of the Board and its Committees, as appropriate;
•	Overseeing the evaluation of the Board and its committees and members, including the self-evaluation of the Nominating and Governance Committee; and
•	Overseeing corporate governance, including developing and recommending corporate governance guidelines and policies.

        John R. Ryan (Chairman), Gary C. Butler, and Lois M. Van Deusen serve as members of the Nominating and Governance Committee. The Board adopted the charter on January 21, 2004 and last amended it on October 17, 2006.

        The Nominating and Governance Committee will consider and evaluate all director candidates recommended by our stockholders in accordance with the procedures set forth in our Corporate Governance Guidelines. Stockholders may propose qualified nominees for consideration by the Nominating and Governance Committee by submitting the names and supporting information in writing to: Office of the General Counsel, CIT Group Inc., 1 CIT Drive, Livingston, New Jersey 07039. Such supporting information shall include (1) a statement containing the notarized signature of the nominee whereby such nominee consents to being nominated to serve as a director of CIT and to serving as a director if elected by the stockholders; (2) information in support of the nominee’s qualifications to serve on the Board and the nominee’s independence from management; (3) the name or names of the stockholders who are submitting such proposal, the number of shares of CIT common stock held by each such stockholder, and the length of time such shares have been beneficially owned by such stockholders; and (4) any other information that the stockholder believes to be pertinent. To be considered for nomination, any such nominees shall be proposed as described above no

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later than December 15th of the calendar year preceding the applicable annual stockholders meeting.

        Our Corporate Governance Guidelines set forth the following general criteria for nomination to our Board:

•	Directors should possess senior level management and decision-making experience;
•	Directors should have a reputation for integrity and abiding by exemplary standards of business and professional conduct;
•	Directors should have the commitment and ability to devote the time and attention necessary to fulfill their duties and responsibilities to CIT and its stockholders;
•	Directors should be highly accomplished in their respective fields, with leadership experience in corporations or other complex organizations, including government, educational, and military institutions;
•	In addition to satisfying the independence criteria described in our Corporate Governance Guidelines, non-management directors should be able to represent all stockholders of CIT;
•	Directors who are expected to serve on a board committee shall satisfy the NYSE and legal criteria for members of the applicable committee; and
•	Directors should have the ability to exercise sound business judgment and to provide advice and guidance to our CEO with candor.

        The Board’s assessment of a director candidate’s qualifications includes consideration of diversity, age, skills, and experience in the context of the needs of the Board. The foregoing general criteria apply equally to the evaluation of all potential, non-management director nominees, including those individuals recommended by stockholders.

Communicating with Directors

        Any person who has a concern about CIT’s governance, corporate conduct, business ethics or financial practices may communicate that concern to the non-management directors. In addition, CIT’s stockholders may communicate with the Board regarding any topic of current relevance to CIT’s business. The foregoing communications may be submitted in writing to the Lead Director, the Audit Committee, or the non-management directors as a group by writing to them care of CIT’s General Counsel and Secretary, 1 CIT Drive, Livingston, New Jersey 07039, or by email to directors@cit.com. Concerns and stockholder communications may also be directed to the Board by calling the CIT Hotline in the U.S. or Canada at 1-877-530-5287. To place calls from other countries in which CIT has operations, individuals may call 703-259-2284 collect. These concerns can be reported confidentially or anonymously. Concerns and issues communicated to the Board will be addressed through CIT’s regular procedures:

•	Depending on the nature of the concern or issue, your communication may be referred to CIT’s Director of Internal Audit, General Counsel, Head of Human Resources or other appropriate executive for processing, investigation, and follow-up action.
•	Concerns relating to CIT’s accounting, internal accounting controls or auditing matters will be referred to the Audit Committee.
•	All other concerns will be referred to either CIT’s Lead Director or to one or more non-management members of the Board.

        The Board, or the appropriate committee of the Board, is provided with a summary and/or copies of the applicable communications described above on a periodic basis.

Compensation Committee Interlocks and Insider Participation

        There are no interlocking relationships between any member of our Compensation Committee and any of our executive officers that would require disclosure under the rules of the Securities and Exchange Commission. No member of our Compensation Committee is a current or former officer or employee of CIT.

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EXECUTIVE OFFICERS

        The following table sets forth information as of February 15, 2007 regarding our executive officers, other than Mr. Peek, our CEO, whose information is provided above under “Nominees”. The executive officers were appointed by and hold office at the discretion of the Board. No family relationship exists among CIT’s executive officers or with any director. The executive officers are subject to CIT’s Code of Ethical Conduct and, like all directors and employees, its Code of Business Conduct, which policies are available on our website at http://www.cit.com/main/about-cit/corporate-governance/board-committees.htm. Certain executive officers may also be directors or trustees of privately held or not-for-profit organizations that are not referred to below.

Name	Age	Position
Thomas B. Hallman	54	Vice Chairman, Specialty Finance

Robert J. Ingato	46	Executive Vice President, General Counsel and Secretary

Joseph M. Leone	53	Vice Chairman and Chief Financial Officer

Lawrence A. Marsiello	56	Vice Chairman and Chief Lending Officer

Walter J. Owens	46	President, CIT Corporate Finance

William J. Taylor	55	Executive Vice President, Controller and Principal Accounting Officer

Frederick E. Wolfert	52	Vice Chairman, Commercial Finance

        Thomas B. Hallman has served as CIT’s Vice Chairman, Specialty Finance since September 2003. Previously, Mr. Hallman served as Group Chief Executive Officer of CIT’s Specialty Finance Group since July 2001. Mr. Hallman served as Chief Executive Officer of the Consumer Finance business unit, the home lending unit of Specialty Finance, since joining CIT in 1995, and held a number of executive and management positions with other financial services companies prior to 1995. Mr. Hallman is also a member of the boards of American Financial Services Association, New Jersey Chamber of Commerce, and New Jersey Performing Arts Center.

        Robert J. Ingato has served as CIT’s Executive Vice President and General Counsel since June 2001, and as Secretary since August 14, 2002. Previously, Mr. Ingato served as Executive Vice President and Deputy General Counsel since November 1999. Mr. Ingato also served as Executive Vice President of Newcourt Credit Group Inc., which was acquired by CIT, since January 1998, as Executive Vice President and General Counsel of AT&T Capital Corporation, a predecessor of Newcourt, since 1996, and in a number of other legal positions with AT&T Capital since 1988.

        Joseph M. Leone has served as CIT’s Vice Chairman and Chief Financial Officer since September 2003. Previously, Mr. Leone served as Executive Vice President and Chief Financial Officer since July 1995. Mr. Leone served as Executive Vice President of Sales Financing, a business unit of CIT, from June 1991, Senior Vice President and Controller since March 1986, and in a number of other executive and management positions with Manufacturers Hanover Corporation since May 1983. Mr. Leone is a certified public accountant.

        Lawrence A. Marsiello has served as Vice Chairman and Chief Lending Officer of CIT since September 2003. Previously, Mr. Marsiello served as Group Chief Executive Officer of CIT’s Commercial Finance Group since August 1999. Mr. Marsiello served as Chief Executive Officer of the Commercial Services business unit, the factoring unit of Commercial Finance, since August 1990, and in a number of other executive and management positions with CIT and Manufacturers Hanover Corporation since 1974.

        Walter J. Owens has served as President, CIT Corporate Finance since January 2007 and has been a member of the Office of the Chairman since March 2005. Prior to January 2007, Mr. Owens served as Executive Vice President and Chief Sales and Marketing Officer of CIT since March 2005. Prior to joining CIT, Mr. Owens served as Chief Marketing Officer for General Electric Commercial Finance since 2003, and in a number of other executive and management positions with GE since 1992. Mr. Owens is a certified public accountant.

        William J. Taylor has served as Executive Vice President and Controller of CIT since November 1999. Previously, Mr. Taylor served as Senior Vice President and Controller since 1993, as Vice

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President and Controller since 1991, and joined CIT as Vice President and Assistant Controller in 1989. Prior to joining CIT, he served as Senior Vice President and Controller of Crossland Savings FSB and as a Senior Audit Manager with KPMG specializing in financial services. Mr. Taylor is a certified public accountant.

        Frederick E. Wolfert served as Vice Chairman, Commercial Finance from September 2004 to March 2007. On March 15, 2007, CIT announced that Mr. Wolfert had resigned effective March 23, 2007. Prior to joining CIT, Mr. Wolfert served as President and Chief Executive Officer of General Electric Healthcare Financial Services since 2001. Prior to joining General Electric, Mr. Wolfert was President and Chief Operating Officer and a member of the Board of Directors of Heller Financial, Inc., which was acquired by General Electric in 2001, since 1998. Prior to 1998, Mr. Wolfert held a number of executive and management positions with other financial services companies.

Section 16(a) Beneficial Ownership Reporting Compliance

        Due to administrative error, certain directors (Mr. Butler, Mr. Kean, Mr. Freeman, Ms. Parrs, Mr. Ring, Mr. Ryan, Mr. Sternberg, and Ms. Van Deusen) and certain executive officers (Mr. Leone, Mr. Hallman, Mr. Wolfert, Mr. Ingato, and Mr. Taylor) each filed one late Form 4 with respect to the acquisition of common stock upon the reinvestment of dividends paid on shares of restricted stock that vested in 2006. The shares were purchased with dividends paid on August 30, 2006, November 30, 2006, and February 28, 2007, with an aggregate for all executive officers and directors as a group of 1,198 shares. A Form 4 was filed for each of the purchases by each executive officer and director on March 30, 2007. Based on CIT’s records and other information, CIT believes that its directors and executive officers complied with all other applicable SEC filing requirements for reporting beneficial ownership of CIT’s equity securities for the year ended December 31, 2006.

2007 AUDIT COMMITTEE REPORT

        Under the terms of its charter, the Audit Committee (i) monitors the integrity of CIT’s financial accounting and reporting process and systems of internal controls, (ii) reviews CIT’s corporate compliance policies and monitors the compliance by CIT with its Code of Business Conduct, its Code of Ethical Conduct, and its other compliance policies and with legal and regulatory requirements, (iii) monitors the independence and performance of CIT’s internal and independent registered public accounting firm, and (iv) retains and determines the compensation of the independent auditors. It is not the Audit Committee’s responsibility to conduct auditing or accounting reviews or procedures. Management has primary responsibility for the preparation and integrity of the financial statements and the reporting process. CIT’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements to accounting principles generally accepted in the United States.

        The Audit Committee reviewed CIT’s audited financial statements and related SEC filings for the year ended December 31, 2006 and met with management and PricewaterhouseCoopers LLP (“PwC”), CIT’s independent registered public accounting firm, to discuss those financial statements. Management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

        The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committee), as amended. In addition, the Audit Committee has received from PwC its written disclosures and letter regarding its independence from CIT as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PwC its independence from CIT and management. The Audit Committee has also determined, based on such disclosures, letter and discussions, that PwC’s provision of other non-audit services to CIT is compatible with the auditors’ independence.

        Based upon these reviews and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in CIT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

February 21, 2007	Audit Committee Peter J. Tobin, Chair Marianne Miller Parrs Seymour Sternberg

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2007 COMPENSATION COMMITTEE REPORT

The Compensation Committee has discussed and reviewed with management the Compensation Discussion and Analysis presented in this Proxy Statement. Based on this discussion and review of the Compensation Discussion and Analysis, the Compensation Committee has recommended to the full Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

February 26, 2007	Compensation Committee Honorable Thomas H. Kean, Chair William M. Freeman Susan Lyne Timothy M. Ring

STOCK PERFORMANCE GRAPH

        The following graph compares the yearly percentage change in the cumulative total stockholder return of our common stock to the cumulative total return of the S&P Financial Index and the S&P 500 Index for the period commencing with our initial public offering on July 2, 2002 and ending December 31, 2006. The results are based on an assumed $100 invested on July 2, 2002, and daily reinvestment of dividends.

COMPENSATION DISCUSSION AND ANALYSIS

Our Philosophy

        Our guiding compensation philosophy is to provide a total compensation and benefits package that motivates our executive officers to achieve our short-term and long-term business objectives, which ultimately result in a realization of value for our shareholders. To sustain performance, we need to attract new talent for the new and growing markets we are in, retain our top executive talent in markets where we are established leaders, and develop and retain future leadership to optimize both current and future results. We believe that the quality, skills, and leadership of our executive officers are critical factors affecting our long-term value. One of the most important investments we make as a firm is in our employees, and we endeavor to design our compensation and benefits policies in order to maximize the return on that investment.

        The Compensation Committee administers and oversees the compensation program for our executive officers. In that capacity, the Compensation Committee considers the following key factors:

•	Our business strategy and short-term and long-term business objectives;
•	Our investors’ expectations for value creation and our investors’ tolerance for risk;
•	The investments and resources we use to meet our compensation objectives;

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•	The need to attract and retain executive talent in support of CIT’s growth, taking into consideration the markets in which we recruit and the markets in which our executive officers may pursue alternative career opportunities; and
•	Current trends for compensation and benefits.

        We believe that this information allows our Compensation Committee to evaluate properly the appropriate competitive package for our executive officers and the performance targets under which incentive payments will be made to our executive officers. We aim to meet our talent needs while exercising a responsible use of resources for CIT and its stockholders.

Principles We Applied in 2006

        For 2006, we determined the level and kind of compensation for our executive officers based on the following principles:

        We adhered to a Total Reward Philosophy for the compensation of our executive officers. Compensation for 2006 generally consisted of base salaries, annual cash incentive awards, long-term equity incentive awards, and certain other benefits and perquisites. The values of these components are considered in the aggregate when defining the value awarded to executives, which we call “Total Reward.” Our annual compensation decisions generally focus on a subtotal of Total Reward comprised of base salaries, annual cash incentive awards, and long-term equity incentive awards, which we refer to as “Total Compensation.” Total Compensation does not include the value of benefits and perquisites.

        We tied incentive compensation to our overall financial goals and, where appropriate, to the goals of individual business units. An executive officer’s Total Compensation varies with our financial and operating performance, so that executive officers are (i) rewarded when performance meets or exceeds objectives and (ii) receive lower compensation when performance objectives are not met. In line with this philosophy, in 2006, we assigned greater importance than the overall market to cash incentive and equity awards as a proportion of total pay and to equity awards as a proportion of total incentive awards granted to our top executives. For 2006, performance-based compensation for Messrs. Peek, Leone, Hallman, Marsiello, and Wolfert, our “Named Executive Officers”, in the aggregate, exceeded 85% of the value of their Total Compensation for the year.

        We structured our annual incentive compensation program to include both cash and equity incentives. For 2006, the Compensation Committee allocated the incentive component of Total Compensation between cash and equity grants. Cash awards reward current performance by the executive and the Company. The equity grants promote continued service and reward sustained long-term performance by the Company. Total Compensation for 2006 included equity awards for all of our Named Executive Officers, consisting of performance shares and options.

        We positioned our executives’ compensation against the competitive market. Our compensation guidelines are designed to pay our executive officers relative to (i) the median percentile position, on average, for base salary and (ii) the 75th percentile position, on average, for Total Compensation. We benchmark our Named Executive Officers using similar positions (by pay rank and/or title) and believe that our Vice-Chairmen as a group tend to have more significant responsibilities setting overall CIT business strategy than is typical of market peers. This is reflective, in part, of the varied experience of each incumbent Vice-Chairman. Consequently, we may award any individual Vice-Chairman higher Total Compensation than the direct 75th percentile benchmark. As a group, however, our competitive market positioning for the Named Executive Officers in aggregate meets our 75th percentile positioning goal for 2006.

        We continued to reward long-term service with a competitive retirement program. We provide our executive officers the opportunity to accumulate retirement income in addition to income from government-financed pension benefits (e.g., Social Security) and personal savings. Our retirement program is designed to recognize and reward prolonged years of service with CIT, which serves to retain our executives in leadership positions. During 2006, we continued to maintain our legacy retirement programs in which certain of our executive officers participate, which, when combined, provide a company-funded retirement benefit of up to a maximum of 90% of final base salary for executive officers who retire with at least 30 years of service with the Company (or 25 years of service, in the case of our CEO). Our retirement program also allows participating executives to defer voluntarily a portion of their annual cash compensation. In 2006, Mr. Peek, our CEO, was also permitted to defer his grant of restricted stock units.

Significant Actions in 2006

        In 2006, we devoted significant time and resources to improve the design and effectiveness of the compensation programs at CIT for executive officers and to articulate the link between executive officer compensation and the strategic operating

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initiatives of our Company. In particular, we actively sought new growth opportunities for CIT by targeting relatively high-growth markets. Our initiative to transform the business objectives to a more client-centric, market-focused growth strategy influenced the development and refinement of our compensation program.

        In connection with these initiatives, we took the following actions:

•	Established the CIT Group Inc. Executive Incentive Plan (the “Executive Incentive Plan”), which was approved by stockholders at the 2006 Annual Meeting. This new plan ties executive officer incentive compensation to our annual net income performance by establishing maximum award pools based upon a percentage of net income.
•	Established the CIT Group Inc. Long-Term Incentive Compensation Plan (the “LTIP”), which was approved by stockholders at the 2006 Annual Meeting. This plan establishes the framework for long-term incentive pay, the limit on the number of shares of CIT common stock available for equity awards, and the type of awards available for grants to executive officers.
•	Adopted new stock ownership guidelines, which apply to most equity awards and generally require all executive officers to hold 30% of all vested performance shares, restricted stock and restricted share unit awards that have been granted.
•	Approved amendments to certain of our benefit plans in order to comply with a new provision of the U.S. tax code governing non-qualified deferred compensation plans.
•	Approved an anti-dilution amendment to the LTIP and to our prior equity compensation plan, in order to prevent an adverse accounting impact upon adjustments following a potential equity restructuring event.
•	Reviewed the process for comparing compensation levels and practices. We updated our “peer group” for purposes of proxy-based and survey-based compensation benchmarking against public companies to ensure relevance with both the evolving CIT business mix and the competitive market for our top executive talent.
•	Emphasized Total Compensation in our overall compensation strategy, which allows us to better align each executive officer’s pay with the competitive market, as well as the assessment of qualitative and quantitative performance objectives.

Components of 2006 Compensation

Overview

        In 2006, our Compensation Committee, with direct input from senior management, reviewed each executive officer’s complete compensation package and the associated performance requirements for incentive awards. This review process was supplemented by tally sheets, which outlined the aggregate and individual value of the various compensation components, an assessment of employment contracts and other contractual obligations, and the value of outstanding awards held by executive officers. The Compensation Committee assessed the competitiveness of each executive officer’s compensation based on a review of data from comparable organizations for positions of similar responsibility, title, and other factors, which we refer to as “competitive benchmarking.” At year-end, we reviewed the performance of our Company and of executives relative to individual performance goals developed and monitored throughout the year. Our management proposed adjustments to the results, in order to reflect its final assessment of absolute and relative value creation.

        We believe this process allows us to protect against overpaying when shortcomings in target-setting exist and, conversely, from underpaying during the growth and investment stage when entering new markets. We also believe this process supports the requisite link between our executive compensation program and our long-term business strategy for delivering stockholder value.

        Our Total Reward Philosophy was at the center of our 2006 compensation program for executive officers. In setting Total Compensation for 2006, we determined a dollar value for each executive officer’s Total Compensation and followed a formula to value the equity components of that compensation. As noted above, we allocated annual incentive compensation for 2006 between cash and equity awards. The annual cash incentives for 2006 are shown in the Summary Compensation Table of this Proxy Statement. The equity components represent performance shares and options granted (or to be granted) to the Named Executive Officers in 2007.

        The mix of base salary and incentives allows us to align executive officer compensation with long-term

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corporate objectives, the goals of the business units for which each executive officer has responsibility, and stockholder interests. The percentage of incentives delivered in cash versus equity awards is in relation to the executive officer’s responsibilities, the positioning against benchmarking data, and our approach of allocating more of the overall compensation package to long-term incentives. By determining the mix of cash and equity incentive at the end of the year, we are also better able to integrate Total Compensation decisions with our Total Reward Philosophy.

        The incentive compensation components of Total Compensation for 2006 were driven by our annual and long-term performance as a whole and, where applicable, the particular business units for which an executive officer has oversight and responsibility. Key performance metrics may differ from year to year but generally include objective financial measures and subjective non-financial measures. During 2006, financial performance measures included net income, return on common equity (“ROCE”) and earnings per share (“EPS”). Subjective assessments of individual performance against non-financial objectives for 2006 included business development, cross-selling initiatives, teamwork, and talent management and development.

Annual Base Salary

        A Named Executive Officer’s base salary is a fixed component of compensation. We intend the level of base salary to be an amount that compensates for the knowledge, skills, and abilities that are required to perform the duties of the executive’s position. Generally, we set the Named Executive Officer’s annual base salaries, in the aggregate, to approximate the 50th percentile of the competitive market range. By benchmarking the value of each Named Executive Officer’s base salary against peer group companies’ corresponding positions, we are better able to determine whether salaries, as part of Total Compensation, are sufficient to support executive retention. Base salaries during 2006 for Named Executive Officers remained unchanged from the prior year.

Executive Incentive Plan

        In 2006, we adopted the Executive Incentive Plan, as approved by stockholders, which governs the annual cash-incentive for our executive officers. The formula under the Executive Incentive Plan is designed to comply with Section 162(m) of the U.S. tax code and to permit us, thereby, to deduct the compensation we pay to our Named Executive Officers for federal income tax purposes. In developing the plan, the Compensation Committee determined that net income is the appropriate primary financial performance measure for determining compensation to be paid to our most senior executives. Under the Executive Incentive Plan, the maximum amount of annual incentive funding is limited to 2% of net income for a given fiscal year, and no more than 30% of that funding amount is available for payment to any single participant in the plan. The funding amounts generated under the Executive Incentive Plan formula provide a pool from which the Compensation Committee can allocate the bonus amounts to be paid to the executive officers in accordance with our Total Reward Philosophy.

Long-Term Equity Incentives

        Our compensation program focuses on promoting sustained value creation and profitability for our shareholders. We believe that if Named Executive Officers are expected to provide stockholder value in the near future as well as over the long-term, their compensation should reflect this expectation by tying the awards (and hence the value of the awards) to the achievement of these goals.

        Our LTIP gives our Compensation Committee the flexibility to grant various types of incentive awards to executive officers, such as performance shares, performance units, stock options, restricted stock, and restricted stock units, and to structure these awards to motivate our executive officers to achieve our operating goals and individual performance goals.

        For 2006, we allocated 60% of equity grant value to performance share awards and the remainder to stock options. We use performance shares as our primary form of equity award, which links final payouts to the Company’s long-term enhancement of shareholder value as measured on multiple key performance metrics. These metrics provide clear targets for executives to drive performance, and also support executive retention. Further, performance shares provide an efficient use of the limited number of shares allocated under our LTIP. Our use of stock options reinforces our belief that the collective efforts of our Named Executive Officers have the potential to influence positively the appreciation in our stock price. The inherent degree of risk associated with stock options further reinforces the alignment between value and performance.

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        Number of Performance Shares. Following the end of 2006, the Compensation Committee allocated a portion of the dollar value of each Named Executive Officer’s Total Compensation for 2006 to grants of performance shares. Performance shares link the Named Executive Officers’ compensation with the Company’s financial performance over a three-year vesting period while also increasing their stock ownership. Additionally, the performance share awards promote retention of our Named Executive Officers by focusing on performance criteria over a future performance period.

        The performance share awards become payable only if we achieve certain targets for the 2007-2009 performance period related to average ROCE and compounded annual growth in diluted EPS. Performance share payouts may increase or decrease from the target grant (100% of the initial award), with actual payouts ranging from 0% to a maximum of 150% of the target grant based on performance against pre-established ROCE and EPS performance measures. Each of the performance measures has a threshold level of performance that must be achieved to trigger any payout for that performance measure. If the threshold level of performance is achieved for the ROCE performance measure, then the payout for the ROCE performance measure is 35% of the performance share target. If the threshold level of performance is achieved for the EPS performance measure, then the payout for the EPS performance measure is 25%. The payout for each performance measure is calculated independently of the other performance measure. For the 2007-2009 performance period, compounded EPS growth over the performance period must be at least 10.00%, 12.51%, or 15.01% to trigger payouts at each of the threshold, target, and maximum payout levels, respectively. In addition, average ROCE over the 2007-2009 performance period must be at least 14.25%, 15.00%, or 15.75% to trigger payouts at each of the threshold, target, and maximum payout levels, respectively.

        On January 17, 2007, based on an assessment of individual and financial 2006 performance, we made the following performance share grants for the 2007-2009 performance period to our Named Executive Officers: Mr. Peek (our CEO) –107,075, Mr. Leone – 35,551, Mr. Hallman – 37,142, Mr. Marsiello – 33,428 and Mr. Wolfert – 37,142. These performance share grants will be reported in the Grant of Plan-Based Awards Table in next year’s proxy statement. We determine the target number of shares listed above for each Named Executive Officer by dividing the dollar value of Total Compensation for 2006 allocated to performance shares by CIT’s closing price on the date of grant, which was $56.54. As described above, payouts will range between 0% and 150% of the targeted award, depending upon achievement of each goal.

        Number of Stock Options. Following the end of 2006, the Compensation Committee allocated a portion of the dollar value of each Named Executive Officer’s Total Compensation in 2006 to stock option grants. This dollar value is the basis for determining the actual number of shares of our common stock that will be subject to the option at the time of grant. This value is translated into shares based on a combination of the closing price of CIT common stock on the day of grant and the Black-Scholes based valuation of our employee stock options as of that date. The options granted to our Named Executive Officers in 2007 have a three-year vesting period and a seven-year term. Because our options are granted at fair market value, the options have no intrinsic value to the Named Executive Officers unless the market value of CIT common stock increases during the term of the options.

        On January 17, 2007, we made the following option grants to our Named Executive Officers as part of 2006 Total Compensation: Mr. Peek (our CEO) – 112,112, Mr. Leone – 37,223, Mr. Hallman – 38,889, Mr. Marsiello – 35,000 and Mr. Wolfert – 38,889. These option grants have an option exercise price of $56.54, the closing price of CIT stock on the date of grant, and will be reported under SEC rules in the Grant of Plan-Based Awards Table in next year’s proxy statement. We anticipate that, as part of our Named Executive Officers’ Total Compensation for 2006, the Compensation Committee will grant additional options to our Named Executive Officers in July 2007, subject to their continued employment with us through the date we make the grant. The number of shares that will be subject to that July 2007 grant will be based upon the remaining portion of Total Compensation allocated to the grant, our share price at the time of grant, and the valuation formula discussed above.

        Once granted, performance shares and options link the Company’s financial performance with the executive officers’compensation while also increasing their stock ownership. This is illustrated by the performance-share payouts included in the Option Exercises and Stock Vested Table for 2006 with respect to the 2004 – 2006 performance share cycle. These awards were earned by each of the Named Executive Officers at 150% of target (the maximum amount) based upon above target performance with respect to EPS growth and average ROCE for the performance period. The thresholds for EPS growth

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and average ROCE for maximum payouts for the 2004-2006 performance period were 14% and 13.5%, respectively.

        Restricted Stock Units. The Compensation Committee awarded restricted stock units (“RSUs”) to our CEO in January 2006 as part of his Total Compensation related to 2005 performance. Our CEO is the only one of our Named Executive Officers to receive this award. Our CEO’s individual performance during his first year as Chairman and CEO of our Company reflected significant achievement of our objective financial goals and subjective non-financial goals, including outstanding stock appreciation and strong financial performance overall. For these reasons, the Compensation Committee awarded RSUs to our CEO in excess of the maximum value of cash and other equity incentives awarded based on pre-existing performance guidelines established at the beginning of 2005. The incremental value of the RSUs awarded served to bring our CEO’s Total Compensation for 2005 in closer alignment with the competitive market for that year, and represented an increase from compensation paid in relation to his role as President in the prior year. The award of RSUs to our CEO is listed in the “Grants of Plan-Based Awards Table” that appears in this Proxy Statement.

Other Benefits

        A description of the retirement benefits we offer to executive officers can be found below in “Retirement Arrangements for Named Executive Officers”. In addition to our retirement programs, our benefit package for executive officers includes competitive health, welfare, executive physicals, financial and tax planning, and automobile benefits. Additionally, on a limited basis, we have purchased club memberships in the name of certain of our executives in order to facilitate business development. Not all executive officers elect to participate in all benefit plans. Based on a security review, the CEO is also given access to the corporate aircraft for personal use.

        CIT’s benefit programs are designed to be competitive with peer financial services organizations. The value of this coverage is considered by management and the Compensation Committee in assessing overall executive officer pay and benefits under the Total Reward philosophy.

Benchmarking

        In 2006, we analyzed the compensation program we offer to our Named Executive Officers against the compensation to executive officers offered within our peer group. Our peer group for this purpose consists of 25 publicly-traded financial services companies(1) that have the same “middle-market” global finance perspective as our Company. This list of companies selected for purposes of benchmarking compensation programs differs from those presented for comparison in the stock performance graph that appears above. The companies included in the compensation peer group generally represent diversified financial services companies that operate across the market sectors targeted by and with assets, revenues, net income, and/or market value similar to that of CIT. The majority (23 out of 25) of these companies overlap with the companies that are included in the S&P Financial Index shown in the performance graph, and also include companies that CIT has recruited from at the executive level. Specifically, the companies within our compensation peer group meet the following criteria:

•	Approximately 30% or more of the peer group company’s revenues are consistent with CIT’s major revenue sources, and not more than 40% of the peer group company’s revenues come from a business from which CIT’s revenues are less than 10%.
•	The peer group companies’ revenues range from approximately $1.5 – $18 billion, whereas CIT’s revenues are approximately the median of this range.
•	The peer group companies’ assets range from approximately $10 – $210 billion, whereas CIT’s assets are approximately the median of this range.

        Additionally, we used published surveys from established compensation data providers to produce position-specific comparisons for our executive officers.

Other Compensation Policies

•	Equity Retention. We require stock ownership by our executive officers. Our current policy, adopted during 2006, generally requires each executive officer and certain other senior executives to retain 30% of all vested restricted stock shares, restricted stock units, and

(1)	The companies included in the peer group were: AmeriCredit Corp., BB&T Corporation, Capital One Financial, ComericaInc., Compass Bancshares, IndyMac Bancorp, KeyCorp, M&T Bank Corp., Marshall & Ilsey Corp., National City Corp., PNC Financial Services, Banco Popular Inc., Regions Financial Corp., SLM Corporation, Sovereign Bancorp, State Street Corp., SunTrust Banks, UnionBanCal Corp., U.S. Bancorp, and Zions Bancorp.

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performance shares. The retention period remains in effect until the executive terminates employment. The equity retention policy also limits the number of shares that executive officers may sell pursuant to the exercise of stock options. This policy generally limits the sales of option shares to (i) during any single year, 30% of the number of the executive officer’s vested options as of January 31st and (ii) during any three-month period, 10% of the number of the executive officer’s vested options as of January 31st. This policy does not apply to options that are scheduled to lapse within one year. As of February 15, 2007, each of our Named Executive Officers, as well as the other executive officers listed in this Proxy Statement, were in compliance with this policy.
•	Policy on Deductibility. The Compensation Committee’s policy is to maximize the deductibility of executive compensation under current tax law. To this end, we provide performance-based compensation to our executive officers under the Executive Incentive Plan and the LTIP, which have been approved by shareholders and are administered in accordance with Section 162(m) of the U.S. tax code. The Compensation Committee may deviate from this policy in consideration of other objectives, which are also in the shareholder’s interest; however, the Compensation Committee has not deviated from this policy during 2006.
•	Employment Contracts. Our philosophy is to provide an employment agreement to the CEO, and only under special circumstances as determined by the Compensation Committee to other key executive officers. We have entered into employment contracts with each of our Named Executive Officers based on past practices and for retention purposes related to our 2002 initial public offering. Our employment contracts address conditions of current employment and provide some security to the executive in the event the executive is required to leave his position with us. These employment agreements also contain non-competition and other protective covenants that are designed to protect us against competitive activity from those executives following their termination of employment. In 2006, we also renewed our employment agreement with our CEO on terms that are substantially similar to the terms of his prior agreement. Messrs. Hallman, Leone, and Marsiello each entered into employment agreements with CIT effective September 1, 2004, and Mr. Wolfert entered into an employment agreement with CIT effective September 13, 2004. These employment agreements extend until December 31, 2007. As of February 15, 2007, no decision has been made by the Committee with respect to the renewal of these agreements.

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EXECUTIVE COMPENSATION

        The table below sets forth the annual compensation of Messrs. Peek, Leone, Hallman, Marsiello, and Wolfert, our Named Executive Officers, for services rendered in all capacities to CIT during the year ended December 31, 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year (1)	Salary(2) ($)	Bonus(3) ($)	Stock Awards(4) ($)	Option Awards(5) ($)	Non-Equity Incentive Plan Compensa- tion(6) ($)	Change in Pension Value and Nonqualified Deferred Compens- ation Earnings (7)(8)($)	All Other(9) Compens- ation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Jeffrey M. Peek(10)	2006	$800,000	$—	$6,342,718	$2,592,949	$3,010,000	$776,993	$374,474	$13,897,134
Chairman and Chief
Executive Officer

Joseph M. Leone	2006	$500,000	$—	$2,143,202	$1,230,082	$1,050,000	$ 93,429	$123,836	$ 5,140,549
Vice Chairman and
Chief Financial
Officer

Thomas B. Hallman	2006	$500,000	$—	$2,178,210	$1,331,824	$1,100,000	$156,498	$118,792	$ 5,385,324
Vice Chairman,
Specialty Finance

Lawrence A. Marsiello	2006	$500,000	$—	$2,108,213	$2,000,926	$1,000,000	$ 83,679	$ 86,202	$ 5,779,020
Vice Chairman and
Chief Credit Officer

Frederick E. Wolfert(11)	2006	$500,000	$—	$2,309,554	$1,013,545	$1,100,000	$184,560	$ 53,118	$ 5,166,777
Vice Chairman,
Commercial Finance

(1)	During the phase-in period for the new executive compensation disclosure rules issued by the Securities and Exchange Commission, CIT is required to report information for only the past fiscal year in the proxy statement for the 2007 Annual Meeting.
(2)	The salary shown for Mr. Peek includes $160,000 deferred under the CIT Group Inc. Deferred Compensation Plan (the “DCP”). Messrs. Leone, Hallman, Marsiello and Wolfert did not elect to participate in the DCP. The DCP is described further under the heading “Deferred Compensation Plan” that follows the Nonqualified Deferred Compensation Table in this Proxy Statement.
(3)	Under the new executive compensation disclosure rules issued by the Securities and Exchange Commission, payments that CIT reported as a bonus in prior years are disclosed for the current year in column (g) of the Summary Compensation Table and in the Grants of Plan-Based Awards Table below.
(4)	Represents the stock award compensation cost recognized during 2006 pursuant to Statement of Financial Accounting Standards No. 123, as revised (“FAS 123R”), for each Named Executive Officer. The valuation method and related assumptions used to determine the stock award compensation cost recognized during 2006 is further discussed in the Annual Report on Form 10-K filed by CIT on March 1, 2007, under the heading “Restricted Stock” in “Note 15 – Retirement, Other Postretirement and Other Benefit Plans” to the consolidated financial statements.
(5)	Represents the stock option compensation cost recognized during 2006 pursuant to FAS 123R, for each Named Executive Officer. The amounts shown exclude any forfeiture assumption but do reflect accelerated expense recognition for retirement eligibility during the period of time over which the related compensation expense is recorded. For purposes of recognizing compensation expense under FAS 123R, retirement eligibility means either attaining 65 years of age with five years of Benefits Service, or attaining 55 years of age with at least a 10-years of Benefits Service with CIT. Each of the Named Executive Officers either has or will become retirement eligible as follows: Mr. Peek – 2/25/2012; Mr. Leone – 5/24/2008; Mr. Hallman – 12/22/2007; Mr. Marsiello – 8/11/2005; and Mr. Wolfert – 9/13/2015. The valuation method and related assumptions used to determine the stock option compensation cost recognized during 2006 is further discussed in the Annual Report on Form 10-K filed by CIT on March 1, 2007, under the heading “Long-Term Incentive Plan” in “Note 15 – Retirement, Other Postretirement and Other Benefit Plans” to the consolidated financial statements.
(6)	The amounts shown represent cash paid in February 2007 under CIT’s annual bonus plan for performance in 2006 against pre-tax income goals established at the start of 2006. Mr. Peek elected under the DCP to defer $752,500 of the amount shown. Beginning in 2007, annual cash incentives will be awarded under the Executive Incentive Plan.
(7)	Amounts shown in this column represent the difference between the cumulative actuarial present value of accumulated pension benefits on December 31, 2005 and December 31, 2006 under three retirement arrangements maintained by CIT: the new CIT Group Inc. Executive Retirement Plan (the “Executive Retirement Plan”), the CIT Group Inc. Supplemental

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Retirement Plan (the “Supplemental Retirement Plan”), and the CIT Group Inc. Retirement Plan (the “Retirement Plan”). The Executive Retirement Plan and the Supplemental Retirement Plan are nonqualified plans. The Retirement Plan is a tax qualified defined benefit pension plan that covers eligible salaried employees in the United States. These retirement arrangements are discussed in further detail under the heading “Retirement Arrangements for Named Executive Officers” that follows the Pension Benefits Table in this Proxy Statement.
(8)	Nonqualified deferred compensation earnings with respect to any balances under the DCP are not above-market or preferential, and are therefore not included in the amounts shown. Company contributions under the DCP are disclosed as a component of All Other Compensation in the following note.
(9)	The following supplemental table sets forth for 2006 the components of income reported as All Other Compensation above:

Name	Dividends Paid on Restricted Stock	Executive Physical	Personal Usage of Corporate Aircraft	Financial Planning Services/ Legal Fees	Company Car Annual Costs	Club Member- ship Fees	Market- Based Earnings on Deferred Compen- sation	Matching Employer Contrib- ution Under Savings Incentive Plan	Spousal Attend- ance at Corp- orate Events
Jeffrey M. Peek	$90,000	$ —	$44,597	$29,775	$52,015	$ —	$137,120	$11,000	$ 9,967
Joseph M. Leone	$24,000	$2,375	$ —	$ 7,170	$68,500	$5,600	$ —	$11,000	$ 5,191
Thomas B. Hallman	$24,000	$2,375	$ —	$10,521	$61,243	$5,600	$ —	$11,000	$ 4,054
Lawrence A. Marsiello	$24,000	$2,375	$ —	$ 7,911	$35,788	$1,535	$ —	$11,000	$ 3,593
Frederick E. Wolfert	$22,703	$ —	$ —	$ 9,500	$ 4,933	$ 430	$ —	$ 4,400	$11,151

The amount shown for Mr. Peek under the heading “Financial Planning Services/Legal Fees” includes $10,000 for reimbursement of legal fees incurred in connection with the negotiation of his employment agreement during 2006. The remaining amount, as well as the amounts shown for each other Named Executive Officer, represents fees associated with financial planing services. All amounts represent the actual costs incurred by CIT in supplying the perquisite, except that the amount for Mr. Peek’s personal use of the corporate aircraft is based on an estimated cost of fuel, landing fees, food and beverages and other incremental expenses of operating the aircraft per hour.
(10)	Mr. Peek’s compensation is based solely on his role as CEO of CIT. He received no additional compensation for serving as a director of CIT.
(11)	Mr. Wolfert resigned from CIT effective March 23, 2007.

        The Summary Compensation Table details compensation, including base salaries and annual cash and equity-based incentives, perquisites and certain benefits awarded to each Named Executive Officer during 2006. The amounts shown in the table include equity awards granted during 2006, and cash incentives paid in February 2007 based on 2006 performance.

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EQUITY AND NON-EQUITY INCENTIVE PLANS

        The table below sets forth equity and non-equity compensation awards granted to the Named Executive Officers during the year ended December 31, 2006.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Date of Compens- ation Committee Meeting(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	All Other Option Awards: Number of Securities Underlying Options(5) (#)	Exercise or Base Price of Option Awards(6) ($/Sh)	Full Grant Date Fair Value(7) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(l)	(m)
Jeffrey M. Peek	7/19/06	7/18/06	—	—	—	—	—	—	—	96,000	$47.28	$1,196,800
			$1,450,000	$3,010,000	$5,700,000
	2/21/06	2/21/06	—	—	—	20,064	80,253	120,380	—	—	—	$4,320,019
	1/18/06	1/17/06	—	—	—	—	—	—	—	84,706	$51.43	$1,011,955
	1/18/06	1/17/06	—	—	—	—	—	—	44,721	—	—	$2,300,002

Joseph M. Leone	7/19/06	7/18/06	—	—	—	—	—	—	—	41,667	$47.28	$ 519,449
			$ 490,000	$1,010,000	$2,280,000
	2/21/06	2/21/06	—	—	—	8,708	34,832	52,248	—	—	—	$1,875,007
	1/18/06	1/17/06	—	—	—	—	—	—	—	36,765	$51.43	$ 439,219

Thomas B. Hallman	7/19/06	7/18/06	—	—	—	—	—	—	—	44,000	$47.28	$ 548,535
			$ 510,000	$1,060,000	$2,280,000
	2/21/06	2/21/06	—	—	—	9,196	36,783	55,175	—	—	—	$1,980,029
	1/18/06	1/17/06	—	—	—	—	—	—	—	38,824	$51.43	$ 463,818

Lawrence A
Marsiello	7/19/06	7/18/06	—	—	—	—	—	—	—	39,334	$47.28	$ 490,365
			$ 460,000	$970,000	$2,280,000
	2/21/06	2/21/06	—	—	—	8,221	32,882	49,323	—	—	—	$1,770,039
	1/18/06	1/17/06	—	—	—	—	—	—	—	34,706	$51.43	$ 414,623

Frederick E
Wolfert	7/19/06	7/18/06	—	—	—	—	—	—	—	44,000	$47.28	$ 548,535
			$ 510,000	$1,060,000	$2,280,000
	2/21/06	2/21/06	—	—	—	9,196	36,783	55,175	—	—	—	$1,980,029
	1/18/06	1/17/06	—	—	—	—	—	—	—	38,824	$51.43	$ 463,818

(1)	Equity compensation awards are granted by action of the Compensation Committee. During 2006, the Compensation Committee granted stock-based and stock option awards to Named Executive Officers during Compensation Committee meetings held on January 17, 2006, February 21, 2006 and July 18, 2006. The January and July Compensation Committee meetings each preceded by one business day CIT’s public announcement of its quarterly earnings on January 18, 2006 and July 19, 2006, respectively. The Compensation Committee believed that it was in the best interests of CIT for stock options granted during the meetings on January 17, 2006 and July 18, 2006 to have an exercise price based on the closing price of CIT common stock on the dates of the earnings announcements, January 18, 2006 and July 19, 2006, respectively.
(2)	The amounts shown represent target cash amounts payable in February 2007 under CIT’s annual bonus plan for performance in 2006 against net income goals established at the start of 2006. The Threshold amount represents the minimum cash bonus payable pursuant to performance criteria determined by the Compensation Committee, the Target amount represents the target cash bonus payable, and the Maximum amount represents the maximum cash bonus payable. The actual cash amounts paid in February 2007 appear in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.
(3)	CIT granted performance share awards to the Named Executive Officers in 2006 under the CIT Group Inc. Long-Term Incentive Plan. Performance share payouts may increase or decrease from the target grant, with actual payouts ranging from 0% to 150% of the target grant based on performance against pre-established ROCE and diluted EPS performance measures. The Threshold amount shown assumes the lowest threshold attainable of 25% for the EPS threshold is met, but the ROCE threshold is not met. If neither threshold is met, then the payout would be 0% of the performance share target.
(4)	Represents the number of restricted share units granted to Mr. Peek in January 2006 as part of his Total Compensation related to 2005 performance.
(5)	The options reported are nonqualified stock options to purchase CIT common stock.
(6)	Further to footnote 1 above, stock options granted during the meetings on January 17, 2006 and July 18, 2006 have an exercise price based on the closing price of CIT common stock on January 18, 2006 and July 19, 2006, respectively, following the public announcement of quarterly earnings on those dates.
(7)	Performance share awards are valued at target based on a $53.83 share price, the closing price of CIT common stock on the date of grant, February 21, 2006. Restricted share units granted to Mr. Peek on January 18, 2006 are valued based on a $51.43 share price, the closing price of CIT common stock on the date of grant. The fair market value of stock options granted during the year ended December 31, 2006 is based on the Black-Scholes option-pricing model. The Black-Scholes valuation method and related assumptions used to determine the fair market value shown is further discussed in the Annual Report on Form 10-K filed by CIT on March 1, 2007, under the heading “Long-Term Incentive Plan” in “Note 15 – Retirement, Other Postretirement and Other Benefit Plans” to the consolidated financial statements.

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Long-Term Incentives

Stock Options

        Each Named Executive Officer received grants of nonqualified stock options during January 2006 and July 2006 as disclosed in the Grants of Plan-Based Awards table above. These options vest and become exercisable in three equal installments on each of the first, second and third anniversaries of the date of grant. Non-vested options generally are forfeited on termination of employment, except in the case of retirement, where unvested options continue to vest as if termination of employment did not occur. Upon termination of employment, options granted during 2006, once vested, will remain exercisable, generally until the earlier of three months after the date of termination of employment or the option expiration date, except in certain circumstances such as: (1) death or disability, in which case unvested options vest and vested options remain exerciseable until the earlier of 36 months after the date of termination of employment or the option expiration date; (2) in the event an executive’s employment is terminated by the executive officer for “good reason” or by CIT “without cause” (in each case, as defined in each executive officer’s employment agreement and more fully described below under the heading “Employment Agreements”) or following a change in control, in which case unvested options vest and vested options remain exerciseable until the earlier of 24 months after the date of termination of employment or the option expiration date; or (3) retirement, in which case unvested options continue to vest and vested options remain exercisable until the option expiration date. In general, options, whether or not vested, may be forfeited in certain circumstances, such as if the holder’s employment is terminated for cause.

Performance Shares

        Each Named Executive Officer received grants of performance shares during February 2006 as disclosed in the Grants of Plan-Based Awards table above. Upon termination of employment, performance shares granted during 2006 are generally forfeited except in certain circumstances such as: (1) death, disability, or in the event employment is terminated by the executive officer for “good reason” or by CIT “without cause” (in each case, as defined in each executive officer’s employment agreement and more fully described below under the heading “Employment Agreements”), or following a change in control, in which case performance shares generally vest at target and remain outstanding until the end of the performance period at which time they are paid without regard to attainment of the performance measures; or, (2) retirement, in which case the target number of performance shares are prorated and remain outstanding until the end of the performance period, and are paid based on attainment of the performance measures. Each performance share includes a dividend equivalent right, pursuant to which the holder of the award is entitled to receive a cumulative amount equal to any dividends paid to the holder of a share of CIT common stock during the performance period.

Restricted Stock Units

        The number of restricted stock units shown in the Grants of Plan-Based Awards table above awarded to Mr. Peek during 2006 was determined by dividing the dollar amount on which restricted stock units, as part of Total Compensation, was based by the fair market value of CIT common stock on the date of grant. The award vests in three equal installments on (1) 31 days following the first anniversary of the grant date, and (2) on the second and third anniversaries of the grant date. Upon termination of employment, restricted stock units granted during 2006 are generally forfeited except in certain circumstances such as: (1) death, disability, or in the event employment is terminated by Mr. Peek for “good reason” or by CIT “without cause” (in each case, as defined in Mr. Peek’s employment agreement and more fully described below under the heading “Employment Agreements”), or following a change in control, in which case restricted stock units fully vest; or (2) retirement, in which case the award continues to vest. Each restricted stock unit includes a dividend equivalent right, pursuant to which the holder of the award is entitled to receive a cumulative amount equal to any dividends paid to the holder of a share of CIT common stock during the vesting period.

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        The following table gives information on option awards and stock awards that were outstanding for each Named Executive Officer at December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exerciseable	Number of Securities Underlying Unexercised Options (#) Unexercise- able		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price $	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)
Jeffrey M. Peek							—	—	20,063	(10)	$1,118,927
							44,721 (9)	$2,494,090	—		—
.							—	—	20,500	(11)	$1,143,285
	—	96,000	(2)	—	$ 47.28	7/19/13
	—	84,706	(3)	—	$ 51.43	1/18/13
	58,333	116,667	(4)	—	$ 43.01	7/19/15
	41,666	83,334	(5)	—	$ 41.89	1/18/15
	153,333	76,667	(7)	—	$ 39.22	1/21/14
	450,000	—		—	$ 27.65	9/3/13
Joseph M. Leone							—	—	8,708	(10)	$ 485,645
	—	41,667	(2)	—	$ 47.28	7/19/13	—	—	7,500	(11)	$ 418,275
	—	36,765	(3)	—	$ 51.43	1/18/13
	22,500	45,000	(4)	—	$ 43.01	7/19/15
	18,333	36,667	(5)	—	$ 41.89	1/18/15
	56,666	28,334	(6)	—	$ 37.60	7/21/14
	46,666	23,334	(7)	—	$ 39.22	1/21/14
	374,719	—		—	$ 23.00	7/2/12
	29,890	—		—	$39.8704	2/4/12
	41,290	—		—	$74.4731	3/5/09
	47,318	—		—	$65.3898	11/13/07
Thomas B. Hallman							—	—	9,196	(10)	$ 512,847
							—	—	7,500	(11)	$ 418,275
	—	44,000	(2)	—	$ 47.28	7/19/13
	—	38,824	(3)	—	$ 51.43	1/18/13
	25,000	50,000	(4)	—	$ 43.01	7/19/15
	18,333	36,667	(5)	—	$ 41.89	1/18/15
	56,666	28,334	(6)	—	$ 37.60	7/21/14
	46,666	23,334	(7)	—	$ 39.22	1/21/14
	324,602	—		—	$ 23.00	7/2/12
	29,890	—		—	$39.8704	2/4/12
Lawrence A Marsiello							—	—	8,221	(10)	$ 458,457
							—	—	7,500	(11)	$ 418,275
	—	39,334	(2)	—	$ 47.28	7/19/13
	—	34,706	(3)	—	$ 51.43	1/18/13
	20,833	41,667	(4)	—	$ 43.01	7/19/15
	18,333	36,667	(5)	—	$ 41.89	1/18/15
	56,666	28,334	(6)	—	$ 37.60	7/21/14
	46,666	23,334	(7)	—	$ 39.22	1/21/14
	234,797	—		—	$ 23.00	7/2/12
	29,890	—		—	$39.8704	2/4/12
	41,290	—		—	$74.4731	3/5/09
	60,449	—		—	$65.3898	11/13/07
Frederick E. Wolfert							—	—	9,196	(10)	$ 512,847
							—	—	7,500	(11)	$ 418,275
	—	44,000	(2)	—	$ 47.28	7/19/13
	—	38,824	(3)	—	$ 51.43	1/18/13
	22,500	45,000	(4)	—	$ 43.01	7/19/15
	18,333	36,667	(5)	—	$ 41.89	1/18/15
	48,485	24,243	(8)	—	$ 37.00	9/13/14

(1)	Shares are valued based on a $55.77 share price, the closing price of CIT common stock on the December 29, 2006, the last business day during 2006.
(2)	Stock options granted on July 19, 2006 vest in three equal annual installments, on July 19, 2007, 2008, and 2009.

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(3)	Stock options granted on January 18, 2006 vest in three equal annual installments, on January 18, 2007, 2008, and 2009.
(4)	Stock options granted on July 19, 2005 vest in three equal annual installments. The amount shown represents two unvested installments as of December 31, 2006, with remaining vesting dates of July 19, 2007 and 2008.
(5)	Stock options granted on January 18, 2005 vest in three equal annual installments. The amount shown represents two unvested installments as of December 31, 2006, with remaining vesting dates of January 18, 2007 and 2008.
(6)	Stock options granted on July 21, 2004 vest in three equal annual installments. The amount shown represents one unvested installment as of December 31, 2006, with a remaining vesting date of July 21, 2007.
(7)	Stock options granted on January 21, 2004 vest in three equal annual installments. The amount shown represents one unvested installment as of December 31, 2006, with a remaining vesting date of January 21, 2007.
(8)	Stock options granted on September 13, 2004 vest in three equal annual installments. The amount shown represents one unvested installment as of December 31, 2006, with a remaining vesting date of September 13, 2007.
(9)	Restricted stock units vest in three equal installments, with vesting dates of February 18, 2007, January 18, 2008, and January 18, 2009.
(10)	Performance shares granted during 2006 are linked with performance measures for the performance period commencing on January 1, 2006 and ending on December 31, 2008. Awards are not considered vested until such time that the Compensation Committee certifies following the end of the performance period that the relevant performance measures were achieved. Awards will generally be reviewed by the Compensation Committee in January 2009. The amount shown assumes the lowest threshold attainable of 25% of target.
(11)	Performance shares granted during 2005 are linked with performance measures for the performance period commencing on January 1, 2005 and ending on December 31, 2007. Awards are not considered vested until such time that the Compensation Committee certifies following the end of the performance period that the relevant performance measures were achieved. Awards will generally be reviewed by the Committee in January 2008. The amount shown assumes a payout of 25% of target.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
(a)	(b)	(c)	(d)	(e)
Jeffrey M. Peek	—	$ —	250,500	$12,881,235
Joseph M. Leone	120,074	$3,724,070	105,000	$ 5,503,350
Thomas B. Hallman	90,080	$2,819,761	105,000	$ 5,503,350
Lawrence A. Marsiello	159,537	$4,443,955	105,000	$ 5,503,350
Frederick E. Wolfert	—	$ —	78,380	$ 4,229,961

(1)	Amounts shown include performance shares granted during 2004 that were linked with performance measures for the performance period commencing on January 1, 2004 and ending on December 31, 2006. Awards fully vest upon certification by the Compensation Committee of attainment against the relevant performance measures following the end of the performance period, and were presented for review and certified by the Compensation Committee on February 2, 2007. The amounts shown reflect a payout of 150% of target.
(2)	Amounts shown include 2004 performance shares described in footnote 1 based on a $60.47 share price, the closing price of CIT common stock on February 2, 2007, which was the date the performance measurements were certified by the Compensation Committee. The number of shares and estimated value are as follows: Mr. Peek – 100,500 ($6,077,235), Mr. Leone – 45,000 ($2,721,150), Mr. Hallman – 45,000 ($2,721,150), Mr. Marsiello – 45,000 ($2,721,150), and Mr. Wolfert – 40,542 ($2,451,575). Also included is restricted stock that vested in 2006 as follows: Mr. Peek – 150,000 on September 3, 2006 ($6,804,000 based on the closing price of $45.36 per share on September 1, 2006, the last business day preceding the vest date); Mr. Leone – 60,000 on July 25, 2006 ($2,782,200 based on the closing price of $46.37 per share on the vest date); Mr. Hallman – 60,000 on July 25, 2006 ($2,782,200 based on the closing price of $46.37 per share on the vest date); Mr. Marsiello – 60,000 on July 25, 2006 ($2,782,200 based on the closing price of $46.37 per share on the vest date); and Mr. Wolfert – 37,838 on September 13, 2006 ($1,778,386 based on the closing price of $47.00 per share on the vest date).

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RETIREMENT PLANS

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Jeffrey M. Peek	CIT Group Inc. Retirement Plan(2)	2.33	$ 31,879	$ —
	Supplemental Retirement Plan(3)	2.33	$ 256,688	$ —
	Executive Retirement Plan(4)	2.33	$1,432,946	$ —

			$1,721,513	$ —

Joseph M. Leone	CIT Group Inc. Retirement Plan(2)	22.67	$ 237,685	$ —
	Supplemental Retirement Plan(3)	22.67	$ 532,626	$ —
	Executive Retirement Plan(4)	22.67	$1,885,972	$ —

			$2,656,283	$ —

Thomas B. Hallman	CIT Group Inc. Retirement Plan(2)	10.67	$ 110,628	$ —
	Supplemental Retirement Plan(3)	10.67	$ 382,936	$ —
	Executive Retirement Plan(4)	10.67	$1,504,711	$ —

			$1,998,275	$ —

Lawrence A. Marsiello	CIT Group Inc. Retirement Plan(2)	31.42	$ 406,849	$ —
	Supplemental Retirement Plan(3)	31.42	$ 733,604	$ —
	Executive Retirement Plan(4)	31.42	$2,726,391	$ —

			$3,866,844	$ —

Frederick E. Wolfert	CIT Group Inc. Retirement Plan(2)	1.33	$ 17,014	$ —
	Supplemental Retirement Plan(3)	1.33	$ 84,267	$ —
	Executive Retirement Plan(4)	1.33	$ 141,879	$ —

			$ 243,160	$ —

(1)	The actuarial present value of accumulated benefits was computed on the basis of the same actuarial assumptions, with the exception of turnover, retirement, and pre-retirement mortality, as used to compute the accumulated benefit obligation as of December 31, 2006 and stated in CIT’s Annual Report on Form 10-K filed on March 1, 2007, in Note 15 – “Retirement, Other Postretirement and Other Benefit Plans” to the consolidated financial statements. With regard to turnover, retirement, and pre-retirement mortality; the present values of the accumulated benefits payable under Retirement Plan and the Supplemental Retirement Plan have been computed based on the assumption that the executive would remain employed by CIT until age 65 (the normal retirement age as defined in both plans) and then retire and collect the accumulated benefit. The present values of the accumulated benefits payable under the Executive Retirement Plan has been computed based on the assumption that the executive would remain employed by CIT until the later of age 60 (the youngest age at which benefits can be received without any reduction) or the youngest age of benefit eligibility, and then retire and collect the accumulated benefit. As further described under Retirement Arrangements for Named Executive Officers below, as well as in footnote 3 to the Summary Compensation Table, each Named Executive Officer, other than Mr. Peek, will be eligible for early retirement benefits upon reaching 55 years of age with 11 years of Benefits Service. Mr. Marsiello is the only Named Executive Officer to meet this requirement as of December 31, 2006.
(2)	The Retirement Plan is our tax qualified plan and is further described under “Retirement Arrangements for Named Executive Officers” in this Proxy Statement.
(3)	The Company maintains the Supplemental Retirement Plan for employees, including the Named Executive Officers, whose benefit in the Retirement Plan is subject to limitations imposed under the U.S. tax code. The Supplemental Retirement Plan is further described under “Retirement Arrangements for Named Executive Officers” in this Proxy Statement.
(4)	The Executive Retirement Plan is a nonqualified plan and is further described under “Retirement Arrangements for Named Executive Officers” in this Proxy Statement.

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Retirement Arrangements for Named Executive Officers

        In addition to the CIT Group Inc. Savings Incentive Plan (the “Savings Incentive Plan”), our 401(k) plan, which is described in our Annual Report on Form 10-K for the year ended December 31, 2006, filed by CIT on March 1, 2007, in “Note 15 – Retirement, Other Postretirement and Other Benefit Plans” to the consolidated financial statements, we maintain three retirement arrangements in which Messrs. Peek, Leone, Hallman, Marsiello, and Wolfert participate: the Executive Retirement Plan, the Supplemental Retirement Plan, and the Retirement Plan. The Executive Retirement Plan and the Supplemental Retirement Plan are nonqualified plans. The Retirement Plan is a tax qualified defined benefit pension plan that covers eligible salaried employees in the United States.

        Participation in the Executive Retirement Plan is limited to key executives designated by the Compensation Committee. The Executive Retirement Plan provides for an annual retirement benefit based upon a formula that takes into account the executive’s final base compensation and years of Benefits Service with CIT. The Executive Retirement Plan defines final base compensation as the highest base compensation for any consecutive twelve-month period in the five years prior to retirement. Benefits Service generally means service taken into account for purposes of the Retirement Plan. The benefit under Executive Retirement Plan formula is reduced by the actuarial equivalent value of the benefits payable under the Supplemental Retirement Plan, the Retirement Plan, and certain predecessor plans of CIT.

        Benefits under the Executive Retirement Plan are paid in the form of an annuity for life beginning at an executive’s normal retirement date. Normal retirement date is defined as age 65 with at least ten years of Benefits Service. An executive who is age 55 and who has at least ten years of Benefits Service may also elect to retire early with a benefit that is reduced if benefits start before age 60. Executives may elect to have benefits under the Executive Retirement Plan paid in the form of a joint and survivor annuity over the combined lives of the executive and the executive’s beneficiary, or as a life annuity.

        No benefits are payable under the Executive Retirement Plan if an executive terminates employment prior to attaining ten years of benefit service, except in situations where the Board elects to terminate the plan or a change in control has occurred. Under certain circumstances, if an executive terminates employment with ten years of service and prior to attaining age 55, the benefit under the plan is paid in a lump sum.

        The Retirement Plan covers all officers and salaried employees in the United States who have one year of service and are 21 years of age or older. The Retirement Plan was revised in 2000 to convert to a new “cash balance” formula, which became effective January 1, 2001. Under this new formula, except for certain grandfathered participants, each participant’s accrued benefit as of December 31, 2000 was converted to a lump sum amount and each year thereafter the participant’s account balance is to be credited with a percentage of the participant’s benefit pay depending on the participant’s period of service as follows:

Period of Service	% of Benefits Pay
1 – 9 years	5
10 – 19 years	6
20 – 29 years	7
30 years or more	8

        For purposes of the Retirement Plan, benefits pay generally means base salary, certain annual bonuses, sales incentives, and commissions, subject to certain limits imposed under the U.S. tax code. Account balances under the cash balance portion of the Retirement Plan also receive annual interest credits, subject to certain government limits. For 2006, the interest credit was 4.73%. Upon termination after five years of employment or upon retirement, a participant’s benefit under the Retirement Plan is generally payable, at the election of the participant, in an annuity or lump sum.

        Messrs. Leone, Hallman, and Marsiello began earning benefits under the cash balance formula effective January 1, 2001. Messrs. Peek and Wolfert began earning benefits under the cash balance formula effective September 3, 2004 and September 13, 2005, respectively.

        The Supplemental Retirement Plan covers executives of CIT whose benefits under the Retirement Plan are limited by operation of the U.S. tax code. Each of Messrs. Peek, Leone, Hallman, Marsiello, and Wolfert participate in the Supplemental Retirement Plan. Any benefits under the Supplemental Retirement Plan are paid in a lump sum following a participant’s termination of employment with CIT.

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        The Executive Retirement Plan also provides death benefits for each of Messrs. Peek, Leone, Hallman, Marsiello, and Wolfert in the event the executive dies while actively employed by CIT. The amount of this benefit is generally equal to three times base salary. We have purchased corporate-owned life insurance to fund most of this benefit and a portion of the retirement benefits payable under the Executive Retirement Plan.

        The U.S. tax code requires the payment of the portion of benefits earned after December 31, 2004 for executive officers under the Executive Retirement Plan and the Supplemental Retirement Plan (including potentially each of the Named Executive Officers) to be delayed for six months if the officer’s employment ends for any reason other than death or disability. Payments that are delayed as a result of this tax law earn interest at a short-term rate until paid to the officer.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)		(e)	(f)
Jeffrey M. Peek	$842,750 (1)	$ —	$137,120		$ —	$1,152,299
Joseph M. Leone(2)	$ —	$ —	$ 6,988	(3)	$ —	$ 44,062	(4)
Thomas B. Hallman(2)	$ —	$ —	$ 2,944	(3)	$ —	$ 22,863	(4)
Lawrence A. Marsiello(2)	$ —	$ —	$ 6,638	(3)	$ —	$ 58,453	(4)
Frederick E. Wolfert(2)	$ —	$ —	$ —		$ —	$ —

(1)	The amount shown includes $160,000 of salary and $682,750 of Mr. Peek’s cash bonus paid in February 2006 under CIT’s prior annual bonus plan for performance in 2005. The $160,000 was included in “Salary” and the $682,750 was included in “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
(2)	Messrs. Leone, Hallman, Marsiello, and Wolfert did not elect to participate in the DCP.
(3)	Amounts shown represent earnings during 2006 related to Supplemental Flexible Retirement Account (“SFRA”) balances. SFRA balances reflect accrued benefits prior the conversion of the Retirement Plan to a “cash balance” formula in 2001. No employee or employer contributions were made during 2006, or will be made in the future, to the SFRA.
(4)	Amounts shown represent SFRA balances as of December 31, 2006.

Deferred Compensation Plan

        In 2005, we adopted the Deferred Compensation Plan, which we refer to as the DCP, which allows approximately 250 senior officers (including all of the Named Executive Officers) the opportunity to defer payment of a portion of their base salary, up to a maximum of 20%, and certain incentive payments, up to a maximum of 75%. Deferred amounts are notionally invested in various investment benchmarks selected by the participant from those offered under the plan and that are aligned with those offered to participants under the Retirement Plan. Changes may be made on a daily basis. Participant deferrals under this plan are payable upon separation from service or in an elected calendar year, or in the event of a participant’s death, disability or unforeseeable emergency. Our obligations under the DCP are unsecured general obligations.

        In addition, in 2006, Mr. Peek, our CEO elected to defer payment of his grant of restricted stock units pursuant to his award agreement when those shares vest and become payable on each applicable vesting date.

Supplemental Savings Plan

        Participants in the Supplemental Savings Plan receive an allocation of amounts that were not able to be contributed to the flexible retirement contribution account under the Savings Incentive Plan as a result of limits imposed under the U.S. tax code. Such amounts are notionally invested in the same investments as the participant’s flexible retirement contributions under the Savings Incentive Plan. Payments are made in a lump sum following the participant’s separation from service.

Employment Agreements

General

        Our previous employment agreement with our CEO, Mr. Peek, expired on September 3, 2006. In 2006, we entered into a new employment agreement with Mr. Peek on substantially the same terms as his previous employment agreement. Mr. Peek’s new employment agreement provides that he will

29

continue to serve as our CEO and as Chairman of our Board. In addition, Mr. Peek’s base salary continued at an annual rate of $800,000. His base salary is reviewed when the salaries of all our executive officers are reviewed, and, once increased, may not later be reduced. Mr. Peek is also entitled to an annual bonus pursuant to our incentive plans and programs. Pursuant to his new employment agreement, the performance targets and criteria for payment of his annual bonus will be established by the Compensation Committee pursuant to EPS, ROCE, net income and other such guidelines. Mr. Peek’s target bonus will not be less than the greater of $1,600,000 or 200% of his base salary.

        The agreements of Messrs. Leone, Hallman, and Marsiello provide for the payment of an annual base salary at a rate of no less than the rate immediately prior to the effective date, to be reviewed when the salaries of all CIT executive officers are reviewed. The agreement of Mr. Wolfert provides for an annual base salary of $500,000, to be reviewed when the salaries of all CIT executive officers are reviewed. Once Messrs. Leone, Hallman, Marsiello, or Wolfert’s salary is increased, it may not later be reduced. Each of the executives also is entitled to an annual bonus opportunity based on the performance of CIT and their business units, in accordance with CIT’s incentive plans and programs (with a target bonus of at least 150% of annual base salary).

        The employment agreements of Messrs. Peek, Hallman, Leone, Marsiello, and Wolfert provide for their participation in all employee pension, welfare, perquisites, fringe benefit, and other benefit plans generally available to senior executives. The employment agreements of Messrs. Peek, Leone, Hallman, Marsiello, and Wolfert provide for continued participation in CIT’s Executive Retirement Program and all other supplemental and excess retirement plans on terms no less favorable than provided immediately prior to the effective date of their respective agreements. They are also eligible to receive benefits under the CIT retiree medical and life insurance plan. In addition, Mr. Peek is entitled to be reimbursed $25,000 for financial planning assistance, is entitled to use a car owned by CIT and the services of a driver employed by CIT, and is authorized to use CIT’s corporate aircraft for business travel and personal travel if CIT’s security provider determines Mr. Peek’s use of CIT’s corporate aircraft is necessary for security reasons.

Termination and Change In Control Arrangements

        In the event an executive’s employment is terminated by the executive for “good reason” or by CIT “without cause” (in each case, as defined in each executive’s employment agreement), the executive generally is entitled to receive a prorated bonus, continued salary and bonus for 2.5 years (three years for Mr. Peek), continued benefits for up to 2.5 years (three years for Mr. Peek), two years of age and service credit under all relevant CIT retirement plans, and outplacement services. In addition, all of the executive’s outstanding equity compensation awards will fully vest and the executive generally will have two years to exercise outstanding options (five years for Mr. Peek’s options granted in 2003 and 2004).

        In the event of a termination due to death or disability, the executive (or his estate) is entitled to a lump sum payment equal to the executive’s annual base salary, a prorated bonus payment, full accelerated vesting with respect to the executive’s outstanding equity compensation awards, and amounts due under CIT’s general benefits plans and programs, if any. In addition, for a termination due to disability, the executive is entitled to continue to accrue age and service credit through retirement for purposes of CIT’s retirement plans. In the event of a termination due to retirement, the executive is entitled to a pro-rated bonus payment.

        In the event of a change in control (as defined in each executive’s employment agreement), the term of each executive’s employment agreement will be extended to the second anniversary of the change in control. In addition, should the executive’s employment be terminated without cause or by the executive for good reason during the two year extension period, the executive will receive the same severance payments and benefits described above for a termination “without cause” except that continued salary and bonus will be paid in a lump sum.

        Each executive’s employment agreement also contains certain non-competition and non-solicitation obligations. While employed by CIT and for one year following termination of employment for any reason (two years for Mr. Peek in the event of a termination by Mr. Peek without good reason or by CIT for cause), the executive may not, without the written consent of the Board, (i) knowingly engage or be interested in any business in the United States which is in competition with any lines of business actively being conducted by CIT on the date of termination (Mr. Peek’s non-competition obligations are limited to lines of business that account for at

30

least 10% of CIT’s gross revenues), or (ii) disparage or publicly criticize CIT or any of its affiliates. (The executive’s ownership interest of less than 1% of any class of publicly traded securities is not considered a violation of the provision summarized in the preceding sentence.) In addition, while employed by CIT and for two years following termination of employment for any reason, the executive may not, without the written consent of the Board, hire any person who was employed by CIT or one of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six-month period preceding the date of such hiring or solicit, entice, persuade, or induce any person or entity doing business with CIT to terminate such relationship or to refrain from extending or renewing the same.

        In the event that Mr. Peek or one of the other executives becomes subject to excise taxes under Section 4999 of the U.S. tax code, each employment agreement provides for a gross up payment equal to the amount of such excise taxes.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        As described above, we have entered into certain agreements and maintain certain plans that will require CIT to provide compensation to our Named Executive Officers in the event of a termination of employment of the Named Executive Officer or a change in control of CIT. The amount of compensation payable to each Named Executive Officer in each situation is listed in the tables below. Under each Named Executive Officer’s employment agreement, the Named Executive Officer is entitled to certain payments and benefits upon resignation for “good reason,” termination “without cause,” and termination due to death, disability and change in control. The tables below quantify the estimated payments and benefits that would be provided to our Named Executive Officers under their respective employment agreements.

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Jeffrey M. Peek

        The following table describes the potential payments due to Mr. Peek upon termination of his employment or a change in control of CIT under contractual arrangements and applicable plans as of December 31, 2006.

Executive Benefits and Payments Upon Termination	Retirement(1) ($)	Involuntary or Good Reason Termination (CIC)(1) ($)		Death(1) ($)	Disability(1) ($)
Compensation
Base Salary(2)	—	—		$ 800,000	$ 800,000
Severance Bonus(3)	—	$ 2,870,500		$ 2,870,500	$ 2,870,500
Severance Payment(4)	—	$11,011,500		—	—
Long Term Incentives(5)
Performance Shares
(2005-2007 Performance Period)	—	$ 4,573,140		$ 4,573,140	$ 4,573,140
(2006-2008 Performance Period)	—	$ 4,475,710		$ 4,475,710	$ 4,475,710
Stock Options / SARs
Unvested and Accelerated	—	$ 5,096,850		$ 5,096,850	$ 5,096,850
Restricted Stock Units
Unvested and Accelerated	—	$ 2,494,090		$ 2,494,090	$ 2,494,090
Benefits and Perquisites
Incremental Nonqualified Pension(6)
Supplemental Retirement Plan	—	—		—	—
New Executive Retirement Plan	—	—		—	—
Medical Insurance(7)	—	$ 34,660		—	—
Dental Insurance(7)	—	$ 3,184		—	—
Life Insurance(8)	—	$ 2,706		—	—
Disability Benefit(9)	—	$ 3,900		—	—
Life Insurance Proceeds(10)	—	—		$ 2,400,000	—
280G Tax Gross-up(11)	—	$ 9,576,286		—	—
Total	—	$40,142,526	(12)	$22,710,290	$20,310,290

(1)	The amounts shown represent payments or the present value of future benefits as of December 31, 2006 to be provided to the Named Executive Officer in connection with a termination of employment (i) due to retirement, (ii) by the executive for “good reason” or by CIT “without cause”, each as defined in his employment contract, in connection with a change in control, or (iii) by death or disability. A voluntary termination by the Named Executive Officer, other than retirement, generally does not result in any incremental amounts or benefits.
(2)	Represents one times base salary.
(3)	Severance bonus is calculated using the average annual bonus for the two calendar years preceding the date of termination, and is prorated to correspond with the portion of the year ending at termination.
(4)	Calculated based on three-times the sum of base salary plus severance bonus.
(5)	Long-term incentive payments are calculated based on the closing price of our common stock as of December 29, 2006 of $55.77, the last business day of the year. The treatment upon termination for each type of equity award shown in this table is further described under the heading “Long-Term Incentives” following the Grant of Equity-Based Awards Table.
(6)	As of December 31, 2006, Mr. Peek is not yet eligible to receive any benefits under the Supplement Retirement Plan and New Executive Retirement Plan.
(7)	Represents the value of employer and employee medical or dental coverage based on 2007 premiums in which the executive currently participates and assumes 100% of premium for 2.5 years.
(8)	Represents the cost of company provided basic group life insurance that provides 1 times base salary plus the cost of accidental death and dismemberment insurance that provides 1 times base salary based on rates in effect during 2007. The base salary is capped at $500,000 under the plan.
(9)	Disability insurance is based on 2007 long term disability rates currently paid by the executive.
(10)	Life insurance proceeds based on 3 times annual base salary.
(11)	Represents an estimate of excise tax pursuant to Section 280G of the U.S. tax code and the related contractual gross-up based on the value of amounts and benefits payable under each termination scenario.
(12)	The total amount for a termination without cause or resignation for good reason not in connection with a change in control is $30,566,240 (i.e., the total less Section 280G tax gross-up).

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Joseph M. Leone

        The following table describes the potential payments due to Mr. Leone upon termination of his employment or a change in control of CIT under contractual arrangements and applicable plans as of December 31, 2006.

Executive Benefits and Payments Upon Termination	Voluntary Termination(1) ($)	Retirement(1) ($)	Involuntary or Good Reason Termination (CIC)(1) ($)		Death(1) ($)	Disability(1) ($)
Compensation
Base Salary(2)	—	—	—		$500,000	$ 500,000
Severance Bonus(3)	—	—	$ 1,012,500		$ 1,012,500	$1,012,500
Severance Payment(4)	—	—	$ 3,781,250		—	—
Long Term Incentives(5)
Performance Shares
(2005—2007 Performance
Period)	—	—	$ 1,673,100		$ 1,673,100	$1,673,100
(2006—2008 Performance
Period)	—	—	$ 1,942,581		$ 1,942,581	$1,942,581
Stock Options / SARs
Unvested and Accelerated	—	—	$ 2,497,457		$ 2,497,457	$2,497,457
Benefits and Perquisites
Incremental Nonqualified Pension(6)
Supplemental Retirement Plan	$555,918	—	$ 762,418		$ 555,918	$ 603,095
New Executive Retirement Plan	—	—	$ 2,672,952		—	—
Medical Insurance(7)	—	—	$ 49,115		—	—
Dental Insurance(7)	—	—	$ 3,184		—	—
Life Insurance(8)	—	—	$ 2,706		—	—
Disability Benefit(9)	—	—	$ 3,900		—	—
Life Insurance Proceeds(10)	—	—	—		$1,500,000	—
280G Tax Gross—up(11)	—	—	$ 3,210,522		—	—
Total	$555,918	—	$17,611,685	(12)	$9,681,556	$8,228,733

(1)	The amounts shown represent payments or the present value of future benefits as of December 31, 2006 to be provided to the Named Executive Officer in connection with a termination of employment (i) due to retirement, (ii) by the executive for “good reason” or by CIT “without cause”, each as defined in his employment contract, in connection with a change in control, or (iii) by death or disability. A voluntary termination by the Named Executive Officer, other than retirement, generally does not result in any incremental amounts or benefits other than the Supplemental Retirement Plan.
(2)	Represents one times base salary.
(3)	Severance bonus is calculated using the average annual bonus for the two calendar years preceding the date of termination, and is prorated to correspond with the portion of the year ending at termination.
(4)	Calculated based on the sum of two and one-half times base salary plus severance bonus.
(5)	Long-term incentive payments are calculated based on the closing price of our common stock as of December 29, 2006 of $55.77, the last business day of the year. The treatment upon termination for each type of equity award shown in this table is further described under the heading “Long-Term Incentives” following the Grant of Equity-Based Awards Table.
(6)	Present values of the annuity valued under the New Executive Retirement Plan are based on FAS 132 assumptions of 6% and the RP-2000 mortality table.
(7)	Represents the value of employer and employee medical or dental coverage based on 2007 premiums in which the executive currently participates and assumes 100% of premium for 2.5 years.
(8)	Represents the cost of company provided basic group life insurance that provides 1 times base salary plus the cost of accidental death and dismemberment insurance that provides 1 times base salary based on rates in effect during 2007. The base salary is capped at $500,000 under the plan.
(9)	Disability insurance is based on 2007 long term disability rates currently paid by the executive.
(10)	Life insurance proceeds based on 3 times annual base salary.
(11)	Represents an estimate of excise tax pursuant to Section 280G of the U.S. tax code and the related contractual gross-up based on the value of amounts and benefits payable under each termination scenario.
(12)	The total amount for a termination without cause or resignation for good reason not in connection with a change in control is $14,401,163 (i.e., the total less Section 280G tax gross-up).

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Thomas B. Hallman

        The following table describes the potential payments due to Mr. Hallman upon termination of his employment or a change in control of CIT under contractual arrangements and applicable plans as of December 31, 2006.

Executive Benefits and Payments Upon Termination	Voluntary Termination(1) ($)	Retirement(1) ($)	Involuntary or Good Reason Termination (CIC)(1) ($)		Death(1) ($)	Disability(1) ($)
Compensation
Base Salary(2)	—	—	—		$ 500,000	$ 500,000
Severance Bonus(3)	—	—	$ 1,050,000		$ 1,050,000	$1,050,000
Severance Payment(4)	—	—	$ 3,875,000		—	—
Long Term Incentives(5)
Performance Shares
(2005-2007 Performance Period)	—	—	$ 1,673,100		$ 1,673,100	$1,673,100
(2006-2008 Performance Period)	—	—	$ 2,051,388		$ 2,051,388	$2,051,388
Stock Options / SARs
Unvested and Accelerated	—	—	$ 2,590,001		$ 2,590,001	$2,590,001
Benefits and Perquisites
Incremental Nonqualified Pension(6)
Supplemental Retirement Plan	$398,094	—	$ 578,094		$ 398,094	$ 438,198
New Executive Retirement Plan	—	—	$ 2,079,482		—	—
Medical Insurance(7)	—	—	$ 34,660		—	—
Dental Insurance(7)	—	—	$ 3,184		—	—
Life Insurance(8)	—	—	$ 2,706		—	—
Disability Benefit(9)	—	—	$ 3,900		—	—
Life Insurance Proceeds(10)	—	—	—		$ 1,500,000	—
280G Tax Gross-up(11)	—	—	$ 3,354,068		—	—
Total	$398,094	—	$17,295,583	(12)	$ 9,762,583	$8,302,687

(1)	The amounts shown represent payments or the present value of future benefits as of December 31, 2006 to be provided to the Named Executive Officer in connection with a termination of employment (i) due to retirement, (ii) by the executive for “good reason” or by CIT “without cause”, each as defined in his employment contract, in connection with a change in control, or (iii) by death or disability. A voluntary termination by the Named Executive Officer, other than retirement, generally does not result in any incremental amounts or benefits other than the Supplemental Retirement Plan.
(2)	Represents one times base salary.
(3)	Severance bonus is calculated using the average annual bonus for the two calendar years preceding the date of termination, and is prorated to correspond with the portion of the year ending at termination.
(4)	Calculated based on the sum of two and one-half times base salary plus severance bonus.
(5)	Long-term incentive payments are calculated based on the closing price of our common stock as of December 29, 2006 of $55.77, the last business day of the year. The treatment upon termination for each type of equity award shown in this table is further described under the heading “Long-Term Incentives” following the Grant of Equity-Based Awards Table.
(6)	Present values of the annuity valued under the New Executive Retirement Plan are based on FAS 132 assumptions of 6% and the RP-2000 mortality table.
(7)	Represents the value of employer and employee medical or dental coverage based on 2007 premiums in which the executive currently participates and assumes 100% of premium for 2.5 years.
(8)	Represents the cost of company provided basic group life insurance that provides 1 times base salary plus the cost of accidental death and dismemberment insurance that provides 1 times base salary based on rates in effect during 2007. The base salary is capped at $500,000 under the plan.
(9)	Disability insurance is based on 2007 long term disability rates currently paid by the executive.
(10)	Life insurance proceeds based on 3 times annual base salary.
(11)	Represents an estimate of excise tax pursuant to Section 280G of the U.S. tax code and the related contractual gross-up based on the value of amounts and benefits payable under each termination scenario.
(12)	The total amount for a termination without cause or resignation for good reason not in connection with a change in control is $13,941,515 (i.e., the total less Section 280G tax gross-up).

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Lawrence A. Marsiello

        The following table describes the potential payments due to Mr. Marsiello upon termination of his employment or a change in control of CIT under contractual arrangements and applicable plans as of December 31, 2006.

Executive Benefits and Payments Upon Termination	Voluntary Termination(1) ($)	Retirement(1) ($)	Involuntary or Good Reason Termination (CIC)(2) ($)		Death(2) ($)	Disability(2) ($)
Compensation
Base Salary(2)	—	—	—		$ 500,000	$ 500,000
Severance Bonus(3)	—	—	$ 975,000		$ 975,000	$ 975,000
Severance Payment(4)	—	—	$ 3,687,500		—	—
Long Term Incentives(5)
Performance Shares
(2005-2007 Performance Period)	—	$1,673,100	$ 1,673,100		$1,673,100	$ 1,673,100
(2006-2008 Performance Period)	—	$ 916,915	$ 1,833,829		$1,833,829	$ 1,833,829
Stock Options / SARs
Unvested and Accelerated	—	$2,426,185	$ 2,426,185		$2,426,185	$ 2,426,185
Benefits and Perquisites
Incremental Nonqualified Pension(6)
Supplemental Retirement Plan	$ 790,462	—	$ 1,036,294		$ 790,462	$ 876,536
New Executive Retirement Plan	$3,065,447	—	$ 3,531,054		—	$ 3,114,976
Medical Insurance(7)	—	—	$ 27,485		—	—
Dental Insurance(7)	—	—	$ 2,316		—	—
Life Insurance(8)	—	—	$ 2,706		—	—
Disability Benefit(9)	—	—	$ 3,900		—	—
Life Insurance Proceeds(10)	—	—	—		$1,500,000	—
280G Tax Gross-up(11)	—	—	—		—	—
Total	$3,855,909	$5,016,200	$15,199,369	(12)	$9,698,576	$11,399,626

(1)	The amounts shown represent payments or the present value of future benefits as of December 31, 2006 to be provided to the Named Executive Officer in connection with a termination of employment (i) due to retirement, (ii) by the executive for “good reason” or by CIT “without cause”, each as defined in his employment contract, in connection with a change in control, or (iii) by death or disability. A voluntary termination by the Named Executive Officer, other than retirement, generally does not result in any incremental amounts or benefits other than the Supplemental and Executive Retirement Plans.
(2)	Represents one times base salary.
(3)	Severance bonus is calculated using the average annual bonus for the two calendar years preceding the date of termination, and is prorated to correspond with the portion of the year ending at termination.
(4)	Calculated based on the sum of two and one-half times base salary plus severance bonus.
(5)	Long-term incentive payments are calculated based on the closing price of our common stock as of December 29, 2006 of $55.77, the last business day of the year. The treatment upon termination for each type of equity award shown in this table is further described under the heading “Long-Term Incentives” following the Grant of Equity-Based Awards Table.
(6)	Present values of the annuity valued under the New Executive Retirement Plan are based on FAS 132 assumptions of 6% and the RP-2000 mortality table.
(7)	Represents the value of employer and employee medical or dental coverage based on 2007 premiums in which the executive currently participates and assumes 100% of premium for 2.5 years.
(8)	Represents the cost of company provided basic group life insurance that provides 1 times base salary plus the cost of accidental death and dismemberment insurance that provides 1 times base salary based on rates in effect during 2007. The base salary is capped at $500,000 under the plan.
(9)	Disability insurance is based on 2007 long term disability rates currently paid by the executive. (10) Life insurance proceeds based on 3 times annual base salary.
(11)	Represents an estimate of excise tax pursuant to Section 280G of the U.S. tax code and the related contractual gross-up based on the value of amounts and benefits payable under each termination scenario.
(12)	The total amount for a termination without cause or resignation for good reason not in connection with a change in control is $15,199,369 (i.e., the total, which is not subject to Section 280G tax gross-up).

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Frederick E. Wolfert

        The following table describes the potential payments due to Mr. Wolfert upon termination of his employment or a change in control of CIT under contractual arrangements and applicable plans as of December 31, 2006.

Executive Benefits and Payments Upon Termination	Retirement(1) ($)	Involuntary or Good Reason Termination (CIC)(1) ($)		Death(1) ($)	Disability(1) ($)
Compensation
Base Salary(2)	—	—		$500,000	$ 500,000
Severance Bonus(3)	—	$1,050,000		$1,050,000	$1,050,000
Severance Payment(4)	—	$3,875,000		—	—
Long Term Incentives(5)
Performance Shares
(2005-2007 Performance Period)	—	$1,673,100		$1,673,100	$1,673,100
(2006-2008 Performance Period)	—	$2,051,388		$2,051,388	$2,051,388
Stock Options / SARs
Unvested and Accelerated	—	$2,080,235		$2,080,235	$2,080,235
Benefits and Perquisites
Incremental Nonqualified Pension(6)
Supplemental Retirement Plan	—	—		—	—
New Executive Retirement Plan	—	—		—	—
Medical Insurance(7)	—	$ 22,981		—	—
Dental Insurance(7)	—	$ 2,316		—	—
Life Insurance(8)	—	$ 2,706		—	—
Disability Benefit(9)	—	$ 3,900		—	—
Life Insurance Proceeds(10)	—	—		$1,500,000	—
280G Tax Gross-up(11)	—	$3,294,178		—	—
Total	—	$14,055,804	(12)	$8,854,723	$7,354,723

(1)	The amounts shown represent payments or the present value of future benefits as of December 31, 2006 to be provided to the Named Executive Officer in connection with a termination of employment (i) due to retirement, (ii) by the executive for “good reason” or by CIT “without cause”, each as defined in his employment contract, in connection with a change in control, or (iii) by death or disability. A voluntary termination by the Named Executive Officer, other than retirement, generally does not result in any incremental amounts or benefits.
(2)	Represents one times base salary.
(3)	Severance bonus is calculated using the average annual bonus for the two calendar years preceding the date of termination, and is prorated to correspond with the portion of the year ending at termination.
(4)	Calculated based on the sum of two and one-half times base salary plus severance bonus.
(5)	Long-term incentive payments are calculated based on the closing price of our common stock as of December 29, 2006 of $55.77, the last business day of the year. The treatment upon termination for each type of equity award shown in this table is further described under the heading “Long-Term Incentives” following the Grant of Equity-Based Awards Table.
(6)	Present values of the annuity valued under the New Executive Retirement Plan are based on FAS 132 assumptions of 6% and the RP-2000 mortality table. As of December 31, 2006, Mr. Wolfert is not yet eligible to receive any benefits under the Supplemental Retirement Plan and New Executive Retirement Plan.
(7)	Represents the value of employer and employee medical or dental coverage based on 2007 premiums in which the executive currently participates and assumes 100% of premium for 2.5 years.
(8)	Represents the cost of company provided basic group life insurance that provides 1 times base salary plus the cost of accidental death and dismemberment insurance that provides 1 times base salary based on rates in effect during 2007. The base salary is capped at $500,000 under the plan.
(9)	Disability insurance is based on 2007 long term disability rates currently paid by the executive.
(10)	Life insurance proceeds based on 3 times annual base salary.
(11)	Represents an estimate of excised tax pursuant to Section 280G of the U.S. tax code and the related contractual gross-up based on the value of amounts and benefits payable under each termination scenario.
(12)	The total amount for a termination without cause or resignation for good reason not in connection with a change in control is $10,761,626 (i.e., total less Section 280G tax gross-up).

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DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Gary C. Butler	$60,000	$50,461	$58,361	$—	$—	$1,199	$170,021
William M. Freeman	$60,000	$32,970	$47,592	$—	$—	$ 793	$141,355
Hon. Thomas H. Kean	$60,000	$48,381	$49,043	$—	$—	$1,028	$158,452
Susan Lyne	$ 7,500	$14,386	$ 5,993	$—	$—	$ 322	$ 28,201
Marianne Miller Parrs	$60,000	$55,880	$40,827	$—	$—	$1,219	$157,926
Timothy M. Ring	$60,000	$30,658	$76,364	$—	$—	$ 752	$167,774
Vice Admiral John R. Ryan	$60,000	$29,615	$56,169	$—	$—	$ 690	$146,474
Seymour Sternberg	$60,000	$58,387	$27,391	$—	$—	$2,179	$147,957
Peter J. Tobin	$60,000	$11,264	$49,043	$—	$—	$ 372	$120,679
Lois M. Van Deusen	$60,000	$35,446	$40,827	$—	$—	$ 928	$137,201

(1)	Directors receive an annual retainer of $60,000. Ms. Lyne received a pro rata retainer, based upon her appointment to the Board in October 2006. As shown in the following table, the annual retainers were paid as cash and/or converted into restricted shares at each director’s election:

	Paid in Cash	Granted as Restricted Stock
Messrs. Kean, Ring, Ryan, Sternberg and Tobin	$30,000	$30,000
Messrs. Butler, Freeman, Ms. Miller Parrs and Ms. Van Deusen	$ —	$60,000
Ms. Lyne	$ 7,500	$32,500

$7,500 of the annual retainer paid to Ms. Lyne was ineligible to be received as restricted shares.
(2)	Represents the stock award compensation cost recognized during 2006 pursuant to FAS 123R for each Director. The valuation method and related assumptions used to determine the stock award compensation cost recognized during 2006 is further discussed in our Annual Report on Form 10-K filed by CIT on March 1, 2007, under the heading “Restricted Stock” in “Note 15 – Retirement, Other Postretirement and Other Benefit Plans” to the consolidated financial statements.
On May 9, 2006, restricted stock was granted at each director’s election based on the fair market price of CIT common stock on the date of grant of $54.51 per share. These grants vest 100% on the first anniversary of the date of the award. The number and grant-date fair value of these grants were as follows: Mr. Butler – 551 shares ($30,035), Mr. Freeman – 551 shares ($30,035), Mr. Kean – 276 shares ($15,045), Ms. Miller Parrs – 551 shares ($30,035), Mr. Ring – 276 shares ($15,045), Mr. Ryan – 276 shares ($15,045), Mr. Sternberg – 276 shares ($15,045), Mr. Tobin – 276 shares ($15,045), and Ms. Van Deusen – 551 shares ($30,035).
On October 17, 2006, we granted restricted stock to our directors based on the fair market price of CIT common stock on the date of grant of $49.71 per share. These grants vest in three equal installments on the first, second, and third anniversaries of the date of the award. The number and grant-date fair value of these grants were as follows: Mr. Butler – 906 shares ($45,037), Mr. Freeman – 906 shares ($45,037), Mr. Kean – 906 shares ($45,037), Ms. Lyne – 1,610 shares ($80,033), Ms. Miller Parrs – 1,006 shares ($50,008), Mr. Ring – 906 shares ($45,037), Mr. Ryan – 906 shares ($45,037), Mr. Sternberg – 1,006 shares ($50,008), Mr. Tobin – 1,006 shares ($50,008), and Ms. Van Deusen – 906 shares ($45,037).
On October 17, 2006, we granted restricted stock at each director’s election based on the fair market price of CIT common stock on the date of grant of $49.71 per share. These grants vest 100% on the first anniversary of the date of the award. The number and grant-date fair value of these grants were as follows: Mr. Butler – 604 shares ($30,025), Mr. Freeman – 604 shares ($30,025), Mr. Kean – 302 shares ($15,012), Ms. Miller Parrs – 604 shares ($30,025), Mr. Ring – 302 shares ($15,012), Mr. Ryan – 302 shares ($15,012), Mr. Sternberg – 302 shares ($15,012), Mr. Tobin – 302 shares ($15,012), and Ms. Van Deusen – 604 shares ($30,025).
On December 11, 2006, we granted 613 shares of restricted stock to Ms. Lyne pursuant to her election, based on the fair market price of CIT common stock on the date of grant of $53.10 per share. This grant vests 100% on the first anniversary of the date of the award. The grant-date fair value of this grant was $32,550.
The number of unvested restricted stock awards outstanding at December 31, 2006, including the grants made during 2006, was as follows: Mr. Butler – 2,061 shares, Mr. Freeman – 2,061 shares, Mr. Kean – 1,484 shares, Ms. Lyne – 2,223 shares, Ms. Miller Parrs – 2,161 shares, Mr. Ring – 1,484 shares, Mr. Ryan – 1,484 shares, Mr. Sternberg – 2,894 shares, Mr. Tobin – 1,584 shares, and Ms. Van Deusen – 2,061 shares.
(3)	Represents the stock option compensation cost recognized during 2006 pursuant to FAS 123R, for each director. The valuation method and related assumptions used to determine the stock option compensation cost recognized during 2006 is further discussed in the Annual Report on Form 10-K filed by CIT on March 1, 2007, under the heading “Long-Term Incentive Plan” in “Note 15 – Retirement, Other Postretirement and Other Benefit Plans” to the consolidated financial statements.

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On May 9, 2006, we granted stock options to our directors with an exercise price based on the fair market value of CIT common stock on the date of grant of $54.51 per share. These grants vest in three equal installments on the first, second, and third anniversaries of the date of the award. The number and grant-date fair value of these grants were as follows: Mr. Butler – 2,500 options ($34,568), Mr. Freeman – 2,500 options ($34,568), Mr. Kean – 3,056 options ($42,256), Ms. Miller Parrs – 2,500 options ($34,568), Mr. Ring – 2,500 options ($34,568), Mr. Ryan – 3,056 options ($42,256), Mr. Sternberg – 2,500 options ($34,568), Mr. Tobin – 3,056 options ($42,256), and Ms. Van Deusen – 2,500 options ($34,568).
On October 17, 2006, 5,000 stock options were granted to Ms. Lyne based on the fair market price of CIT common stock on the date of grant of $49.71 per share. These options vest in three equal installments on the first, second, and third anniversaries of the date of the award. The grant-date fair value of this grant was $60,819.
The number of stock options outstanding at December 31, 2006, including the grants made during 2006, was as follows: Mr. Butler – 21,114 options, Mr. Freeman – 24,063 options, Mr. Kean – 48,106 options, Ms. Lyne – 5,000 options, Ms. Miller Parrs – 26,900 options, Mr. Ring – 17,302 options, Mr. Ryan – 26,297 options, Mr. Sternberg – 3,907 options, Mr. Tobin – 38,961 options, and Ms. Van Deusen – 28,143 options.
(4)	Represents dividends paid on unvested restricted stock during 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

        The table below shows the name and address of each person or company known to CIT that beneficially owns in excess of 5% of any class of voting stock. Information in this table is as of December 31, 2006, based upon reports on Schedule 13G filed with the Securities and Exchange Commission on or before February 15, 2007.

Title of Class of Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock
Common Stock	Barclays Global Investors, NA(1) 45 Fremont Street, 17th Floor San Francisco, CA 94105	35,100,076	17.70%

(1)	Barclays Global Investors, NA reports sole voting power over 31,335,103 shares and sole dispositive power over 35,100,076 shares.

Security Ownership of Directors and Executive Officers

        The table below shows, as of February 15, 2007, the number of shares of CIT Common Stock owned by each director, by the Named Executive Officers, and by the directors and executive officers as a group.

Name of Individual	Amount and Nature of Beneficial Ownership (CIT Common Stock and Exchangeable Shares)(1)(2)(3)(4)	Percentage of Class
Jeffrey M. Peek	1,002,016	*
Gary C. Butler	28,070	*
William M. Freeman	11,095	*
Hon. Thomas H. Kean	56,849	*
Susan Lyne	2,278	*
Marianne Miller Parrs	28,682	*
Timothy Ring	11,192	*
John R. Ryan	21,581	*
Seymour Sternberg	4,313	*
Peter J. Tobin	34,001	*
Lois M. Van Deusen	27,600	*
Thomas B. Hallman	567,469	*
Joseph M. Leone	694,747	*
Lawrence A. Marsiello	570,190	*
Frederick E. Wolfert	142,048	*
All Directors and Executive
Officers as a group (17 persons)	3,578,450	1.8%

*	Represents less than 1% of our total outstanding Common Stock.
(1)	Includes shares of restricted stock issued under our prior equity compensation plan, for which the holders have voting rights, but for which ownership has not vested, in the following amounts: Mr. Butler – 2,061 shares, Mr. Freeman – 2,061 shares, Mr. Kean – 1,484 shares, Ms. Lyne – 2,223 shares, Ms. Parrs – 2,161 shares, Mr. Ring – 1,484 shares, Mr. Ryan – 1,484 shares, Mr. Sternberg – 2,894 shares, Mr. Tobin – 1,584 shares, and Ms. Van Deusen – 2,061 shares.

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(2)	Includes shares of CIT common stock issuable pursuant to stock options awarded under our prior equity compensation plan that have vested or will vest within 60 days after February 15, 2007 in the following amounts: Mr. Peek – 849,901 shares, Mr. Butler – 14,942 shares, Mr. Freeman – 7,891 shares, Mr. Kean – 40,562 shares, Ms. Parrs – 20,728 shares, Mr. Ring – 8,713 shares, Mr. Ryan – 18,753 shares, Mr. Sternberg – 468 shares, Mr. Tobin – 31,417 shares, Ms. Van Deusen – 21,971 shares, Mr. Hallman – 500,189 shares, Mr. Leone – 622,173 shares, Mr. Marsiello – 505,944 shares, and Mr. Wolfert – 120,592 shares.
(3)	Excludes performance shares issued under our prior equity compensation plan, for which the holders do not have voting rights, and for which ownership has not vested, in the following amounts: Mr. Peek – 162,253 shares, Mr. Hallman – 66,783 shares, Mr. Leone – 64,832 shares, Mr. Marsiello – 62,882 shares, and Mr. Wolfert – 66,783 shares. Also excludes 44,721 restricted stock units issued to Mr. Peek under our prior equity compensation plan, for which he does not have voting rights and which have not vested.
(4)	Includes 25,893 shares of restricted stock issued under our prior equity compensation plan to executive officers and directors as a group for which they have voting rights, but for which ownership has not vested, and 3,095,874 shares of CIT common stock issuable pursuant to stock options awarded under our prior equity compensation plan to all executive officers and directors as a group that have vested or will vest within 60 days after February 15, 2007, but excludes 494,918 performance shares and 44,721 restricted stock units issued under our prior equity compensation plan to all executive officers as a group, for which the holders do not have voting rights and for which ownership has not vested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We have in the past and may in the future enter into certain transactions with affiliates, other than directors and executive officers. Such transactions have been, and it is anticipated that such transactions will continue to be, entered into on an arms length basis at a fair market value for the transaction.

        Affiliates of Barclays Global Investors, NA, a stockholder of CIT, provide banking and investment banking services to CIT. These services are provided in the ordinary course of business. During 2006, CIT paid Barclays approximately $5.1 million for services rendered, including fees for cash management services, underwriting fees for issuing unsecured debt and asset backed securities, facility fees for bank credit facilities, fees for hedging activities to protect against certain risks, such as interest rate and currency exchange fluctuations, and investment fees primarily for overnight investments.

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PROPOSAL 2

APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP (“PwC”), 300 Madison Avenue, New York, New York 10017, as independent auditors to audit CIT’s financial statements, to review management’s assessment of the effectiveness of internal control over financial reporting as of and for the year ending December 31, 2007, and to perform appropriate auditing services. A resolution will be presented at the meeting to ratify the appointment. The affirmative vote of a majority of the number of votes entitled to be cast by the common stock represented at the meeting is needed to ratify the appointment. If the stockholders do not ratify the appointment of PwC, the Audit Committee will reconsider the selection of independent auditors.

        PwC has audited our financial statements since June 2001. A member of PwC will be present at the meeting, will have the opportunity to make a statement, if he or she desires to do so, and will be available to respond to stockholders’questions.

Fees for Professional Services

        The table below shows the aggregate fees for professional services billed by PwC related to the years ended December 31, 2006 and December 31, 2005 (in millions):

	Year ended December 31, 2006	Year ended December 31, 2005
Audit fees (a)	$12.16	$11.25
Audit-related fees (b)	0.28	0.97
Tax fees (c)	0.93	0.36
All other fees (d)	0.09	—

Total Fees	$13.46	$12.58

(a)	Audit fees include fees billed for audit services related to the respective fiscal years presented, including the audit of CIT’s consolidated financial statements and effectiveness of internal controls over financial reporting, limited reviews of CIT’s unaudited interim financial statements, and as appropriate, statutory and subsidiary audits, issuances of comfort letters, consents, income tax provision procedures and assistance with review of documents filed with the Securities and Exchange Commission. The Audit fees in the 2005 column have been updated compared to the proxy statement filed on April 3, 2006 to include fees for subsidiary audits related to fiscal 2005 that were agreed to after the filing of the previous proxy statement.
(b)	Audit related fees include fees billed in each of the respective years presented for assurance and related services, including audits of employee benefit plans, review of our service centers, and guidance related to emerging accounting standards.
(c)	Tax fees include fees billed in each of the respective years presented for tax services rendered for tax return preparation, tax compliance and tax advice.
(d)	All other fees include fees billed in each of the respective years presented for user licenses for access to a technical reference library.

        The Audit Committee has determined that CIT will not retain PwC for any professional services without the prior approval of the Audit Committee, except that the Audit Committee has delegated to the Audit Committee Chairman the authority to authorize management to retain PwC for professional services in which the aggregate fees are expected to be less than $200,000 in any year. In general, CIT does not retain PwC to provide information systems, tax consulting, or other consulting services. The Audit Committee has determined that the professional services provided by PwC as described above are compatible with the independent auditor maintaining its independence. The Audit Committee gave prior approval to all audit and non-audit professional services provided by PwC in 2006.

        The Board of Directors recommends a vote “For” the ratification of PricewaterhouseCoopers LLP as CIT’s independent auditors for 2007.

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OTHER BUSINESS

        CIT’s management does not intend to bring any business before the Annual Meeting other than the matters referred to in this Proxy Statement. If, however, any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters to the extent permitted by applicable law and regulations. The discretionary authority of the persons named in the accompanying proxy extends to matters which the Board does not know are to be presented at the meeting by others and any proposals of stockholders that were submitted after the deadline.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2008 ANNUAL MEETING

        Stockholder proposals to be included in the proxy statement for CIT’s next annual meeting must be received by the Secretary of CIT not later than December 4, 2007.

        Also, under CIT’s By-Laws, nominations for director or other business proposals to be addressed at the meeting may be made by a stockholder entitled to vote who has delivered a notice to the Secretary of CIT not later than the close of business on February 8, 2008 and not earlier than January 10, 2008. The notice must contain the information required by CIT’s By-Laws.

        These advance notice provisions are in addition to, and separate from, the requirements which a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

        Copies of CIT’s By-Laws may be obtained from the Secretary.

By Order of the Board of Directors Robert J. Ingato Executive Vice President General Counsel and Secretary April 4, 2007

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